Exhibit 10.11

LEASE

between

500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC,

as LANDLORD

and

RHYTHM PHARMACEUTICALS, INC.,

as TENANT

Dated as of November 25, 2015

ARTICLE 5. CASUALTY, EMINENT DOMAIN		25
5.01	Landlord’s Casualty Insurance	25
5.02	Landlord’s Liability Insurance	25
5.03	Tenant’s Insurance	25
5.04	Indemnity and Exoneration	27
5.05	Waiver of Subrogation Rights	28
5.06	Condemnation and Loss or Damage	28
5.07	Damage Due to Fire and Casualty	29
ARTICLE 6. DEFAULT		30
6.01	Events of Default	30
6.02	Remedies upon Default	31
6.03	Damages upon Termination	31
6.04	Computation of Rent for Purposes of Default	33
6.05	Liquidated Damages	33
6.06	Rights of Landlord in Bankruptcy	33
6.07	Late Charge	33
ARTICLE 7. APPRAISAL		34
7.01	Appraisal of Fair Market Rent	34
ARTICLE 8. MISCELLANEOUS		35
8.01	No Waiver	35
8.02	Holding Over	35
8.03	Amendments and Modifications	35
8.04	Transfers by Landlord	36
8.05	Severability	36
8.06	Notices	36
8.07	No Joint Venture	36
8.08	Successors and Assigns	36
8.09.	Applicable Law	36
8.10	Time of the Essence	36
8.11	Submission Not an Option	36
8.12	Brokerage	37
8.13	Waiver of Jury Trial	37
8.14	All Agreements Contained	37
8.15	Cumulative Remedies	37
8.16	Failure To Enforce; Accord and Satifaction	37
8.17	Substitution	38
8.18	Notice of Lease	38
8.19	Consents	39
8.20	Vacancy	39
8.21	Tenant’s Authorized Representative	39
8.22	Assignment of Rents	39
8.23	Tenant Confirmations	40
8.24	Rents from Real Property	40
ARTICLE 9. OPTIONS		40
9.01	Extension Option	40
ARTICLE 10. INITIAL PREMISES	41

FIVE HUNDRED BOYLSTON

Basic Lease Information

This “Basic Lease Information Sheet” is made a part of, and incorporated in, that certain leas dated by and between 500 Boylston & 222 Berkeley Owner (DE) LLC (as “Landlord”) and Rhythm Pharmaceuticals, Inc. (as “Tenant”).

Date:	November 25, 2015

Tenant:	Rhythm Pharmaceuticals, Inc.,
a Delaware corporation

Tenant’s Address (prior to Term Commencement Date):	855 Boylston Street
11th Floor
Boston, MA 02116
Attention: Bart Henderson

Tenant’s Address (after Term Commencement Date):	500 Boylston Street
11th Floor
Boston, Massachusetts 02116
Attention: Bart Henderson

in either case with a copy to:

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attention: Julio E. Vega, Esq.

Landlord:	500 Boylston & 222 Berkeley Owner (DE) LLC,
a Delaware limited liability company

Landlord’s Address:	500 Boylston & 222 Berkeley Owner (DE) LLC
c/o Oxford Properties Group
222 Berkeley Street
Boston, MA 02116
Attn: Property Manager

and

500 Boylston & 222 Berkeley Owner (DE) LLC
c/o Oxford Properties Group
125 Summer Street
Boston, Massachusetts 02110
Attn: Director of Leasing

with a copy of any notices to Landlord sent to:

DLA Piper LLP (US)
33 Arch Street, 26th Floor
Boston, MA 02110
Attn: John L. Sullivan, Esq.

Leased Premises:	A portion of the eleventh (11th) floor of the Building located at 500 Boylston Street, Boston, Massachusetts, as shown on Exhibit A, subject to Section 10.01 below.

Net Rentable Area:	6,830 square feet, subject to Section 10.01 below.

Scheduled Term Commencement Date	April 1, 2016, subject to Section 10.01.

Term Commencement Date:	See Section 2.01

Rent Commencement Date:	April 1, 2016, subject to Section 10.01.

Term Expiration Date:

The last day of the fifth (5th) Lease Year. The term “Lease Year” shall mean the successive twelve-(12)-month periods beginning on the Rent Commencement Date and each anniversary thereof; provided that, if the Rent Commencement Date does not occur on the first day of a calendar month, the fifth (5th) Lease Year shall include the balance of the calendar month in which the fifth (5th) anniversary of the Rent Commencement Date occurs.

Net Rent:

$42.00 per square foot of Net Rentable Area per annum, provided that the annual Net Rent rate shall increase by $1.00 per square foot of Net Rentable Area per annum on each anniversary of the Rent Commencement Date.

Tenant Work Allowance:	$55.00 per square foot of Net Rentable Area. See Exhibit B and (if applicable) Section 10.01.

Tenant’s Proportionate Share:	See Section 11.01

Tenant’s Authorized Representative:	Bart Henderson

Letter of Credit:	The amount of $225,000.00, in accordance with and subject to Section 4.17.

Guarantor:	Not applicable

Brokers:	Transwestern/RBJ (Landlord)
Transwestern/RBJ (Tenant)

Parking Spaces:

Two (2) monthly parking spaces in the Project garage, as more particularly set forth in the Parking Addendum to the Lease attached hereto. Additional spaces may be available as set forth in the Parking Addendum.

Certain other defined terms are set forth in Article 11 of this Lease.

THIS LEASE is entered into as of the date hereof between Landlord and Tenant.

ARTICLE 1. LEASE

1.01                                Lease. Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises (excluding all Common Areas located therein, and all pipes, ducts, conduits, wires, and appurtenant fixtures located therein serving other parts of the Building) upon all of the terms, covenants and conditions set forth herein.

1.02                                Appurtenant Rights. Tenant shall have, as appurtenant to the Leased Premises, rights to use in common (subject to the Building Rules and Regulations under Section 4.14): (a) the common lobbies, corridors, stairways, elevators of the Building serving the Leased Premises in common with others; (b) common walkways necessary for access to the Building; (c) if the Leased Premises include less than the entire rentable area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Leased Premises; and (d) all other Common Areas and General Common Areas from time to time intended for general use by Tenant, other Building tenants, and Landlord, including without limitation the bike rack currently located on garage level P1. Such appurtenant rights shall include, without limitation, the non-exclusive right to install telecommunications wiring (e.g., T1/T3 and fiber optic and cable lines) in the building in accordance with Building standard procedures and the terms of this Lease.

ARTICLE 2. TERM; RENT

2.01                                Term. Except as otherwise provided herein, the Term of this Lease shall commence on the Term Commencement Date and continue through the Term Expiration Date set forth in the Basic Lease Information Sheet, unless earlier terminated as provided herein.

The “Term Commencement Date” shall be the earlier of (i) the Scheduled Term Commencement Date or (ii) the date on which Tenant shall have taken occupancy for the regular conduct of its business of all or any portion of the Leased Premises (which occupancy shall not be deemed to have occurred by virtue of Tenant’s entry into the Leased Premises for purposes of Tenant’s construction under Exhibit B or the installation or testing of Tenant’s furniture, fixtures, and equipment in preparation for such occupancy).

The Leased Premises is currently vacant and available for delivery to Tenant for the commencement by Tenant of Tenant’s Initial Construction under Exhibit B. Landlord shall deliver the Leased Premises to Tenant, free and clear of all occupants, in its “as is” condition (subject to Section 10.01, if applicable), and with the existing HVAC equipment in good working condition, which delivery shall be deemed to have been made on the date that is the earlier of (i) the date on which Tenant first commences the performance of Tenant’s Initial Construction under Exhibit B in all or any portion of the Leased Premises or (ii) the Scheduled Term Commencement Date. Tenant’s obligation to pay Rent and its other obligations under this Lease shall commence upon the Term Commencement Date (or, for the obligations set forth in Section 2.03, on the Rent Commencement Date), except as expressly otherwise provided herein with respect to obligations arising earlier.

2.02                                Use. Tenant shall use the Leased Premises solely for the Permitted Use and for no other use or purpose, except as permitted by Landlord pursuant to Landlord’s written consent.

2.03                                Rent. All obligations of Tenant to make payments to Landlord under this Lease shall constitute Rent. Tenant shall pay the Rent at the times and in the manner hereinafter set forth.

Commencing on the Rent Commencement Date and thereafter during the Term, Tenant shall pay the Gross Rent (consisting of Net Rent and Tenant’s Proportionate Share of Estimated Operating Cost and Tenant’s Proportionate Share of Estimated Impositions), in twelve (12) equal installments on the first day of each calendar month during each year of the Term and any extensions thereof. Such payments shall be made in lawful money of the United States, in advance without demand, and (except as expressly provided herein) without any reduction, abatement, counterclaim or set off, at the address for Landlord specified on the Basic Lease Information Sheet or at such other address as may be designated by Landlord from time to time. If the Rent Commencement Date occurs on other than the first day of a month, then Gross Rent provided for such partial month shall be equitably prorated, and paid, on such date of commencement. If the Term terminates on other than the last day of a calendar month, then Gross Rent provided for such partial month shall be equitably prorated on such date of termination.

2.04                                Operating Cost.

(a)                                 Operating Cost shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the management, maintenance, preservation or operation of the Building (determined in accordance with generally accepted accounting principles, consistently applied) including, but not limited to the following:

(1)                                 Expenses of the operation, maintenance and security of the Building, including compensation in the form of wages, salaries, and other compensation and benefits (including payroll taxes, federal, state and local unemployment taxes and social security taxes, insurance, welfare and retirement benefits, and related expenses and benefits of all on-site and off-site employees [to the extent involved in the management, maintenance and operation of the Building], reasonably pro-rated to reflect services provided for the Building and other building(s));

(2)                                 Cost for Landlord’s office and management office operation for the Building, including the actual cost (or, in the absence of a specific rent charge, the fair market rent) of any space occupied by entities providing management or building services for the Building, reasonably prorated between the Building and the building at 222 Berkeley Street;

(3)                                 All tools, supplies, materials and equipment used in the operation and maintenance of the Building (reasonably pro-rated to reflect services provided for the Building and other building(s)), including rental fees for the same, if such items are not purchased and amortized pursuant to (10) below;

(4)                                 Utilities, including electricity, water, sewer, gas, communication, heating, lighting, air conditioning and ventilating, for the entire Building;

(5)                                 All maintenance, janitorial and service agreements and costs for the Building, including, without limitation, alarm service, landscaping, window cleaning, escalator and elevator maintenance, rubbish and snow removal, pest control, equipment maintenance or servicing or maintenance or cleaning for sidewalks, Building exterior, roof and service areas;

(6)                                 A management fee in connection with the operation of the Building; provided, however, that the share of such cost included in Tenant’s Operating Cost under this Lease shall be separately calculated and equal three percent (3%) of all Rent under this Lease, excluding such fee, and that such share shall be in lieu of Tenant’s Proportionate Share of the management fee for the entire Building;

(7)                                 Legal and accounting services for the Building, including the costs of audits by certified public accountants, but excluding legal costs (and related costs and expenses) incurred in disputes with or proceedings against any specific tenant or in connection with the development, financing, sale and/or leasing of the Building or any part thereof;

(8)                                 All insurance premiums and costs applicable to the Building and Landlord’s personal property used in connection therewith, including but not limited to, the premiums and cost of fire, casualty and liability coverage and rental abatement and business interruption insurance and unreimbursed costs incurred by Landlord that are subject to an insurance deductible;

(9)                                 Repairs, replacements and general maintenance (except for repairs paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant);

(10)                                  Amortization (together with reasonable actual or imputed financing charges) over its useful life as reasonably determined by Landlord (or such shorter pay-back period as may be reasonably estimated by Landlord for cost-savings items) of capital improvements made to the Building that (i) are reasonably designed to maintain the first-class quality of the Building’s operations consistent with Comparable Buildings in Downtown Boston (excluding major lobby reconstruction or other major improvement work in the Building) or to reduce energy consumption or improve the operating efficiency of the Building, (ii) may be required by governmental authorities (other than a failure of the Building to comply with any law, ordinance, order, or other governmental rule or regulation in effect and interpreted to apply to the Property as of the date hereof) or any insurer of the Building consistent with Comparable Buildings in Downtown Boston, or (iii) constitute equipment of a capital nature contemplated in (3) above (such as, for example, snow blowers, vacuums and sweepers), which in Landlord’s reasonable judgment, is ultimately less costly to purchase than to rent.

(b)                                 Notwithstanding any other provision herein to the contrary, in the event that the Building is not fully occupied during any year of the Term, an adjustment shall be made in computing Operating Cost for such year so that Operating Cost shall be computed as though the Building had been fully occupied during such year; provided, however, that in no event shall Landlord collect in total, from Tenant and all other tenants of the Building, an amount greater than one hundred percent (100%) of the actual Operating Cost during any year of the Term, To the extent items of Operating Cost are incurred for the Building and other buildings (including the other building in the Project), the costs of such items shall be reasonably allocated by Landlord between the Building and such other building(s).

(c)                                  Operating Cost shall not include (i) costs associated with the operation of the parking garage forming part of the Building (including the elevators serving the garage) or any validated parking, or with the development, construction, financing, sale or leasing of the Building, (ii) specific costs for tenant electricity (of the type specified in Section 3.01(b)) or for extra services (of the type specified in Section 3.02) that are separately billed to and paid by specific tenants leasing space in the Office Section of the Building, or those costs and expenses which are specifically attributable to and separately paid by the tenants in the Commercial Section of the Building and not provided to Tenant hereunder, (iii) that portion of the costs and expenses relating to the loading dock facilities and the General Common Areas which exclusively serves the Commercial Section of the Building or is paid by the tenants in the Commercial Section of the Building, (iv) compensation (including salaries, wages, fringe benefits, profit-sharing, bonuses and other employee benefit plans) paid to any executives or principals of Landlord above the grade of senior property manager (other than costs of such personnel who actually perform services that would have been included in Operating Cost hereunder if performed by a third party), (v) franchise, corporate excise or income taxes imposed on Landlord, (vi) capital expenses (whether for repairs, replacements or improvements), depreciation, amortization, or other non-cash items of the Building (except as provided in clause (a)(10) above), (vii) debt service or ground lease payments, other costs of financing or refinancing of any Mortgage, or costs incurred in connection with any other financing, sale, or syndication of the Building or any interest therein, or in the defense of Landlord’s title thereto, (viii) advertising costs, promotional expenses, signs, brokerage commissions, tenant improvement allowances, costs of design or construction of tenant improvements, moving expenses, attorneys’ fees and other expenses incurred in marketing tenant spaces, negotiating leases with current or prospective tenants of the Building or preparing such tenants’ spaces for occupancy, (ix) costs of capital items, except as expressly included above in clause (10) in Operating Cost, (x) costs for which Landlord is reimbursed under insurance policies, warranties, or otherwise by building service contractors or other third parties (including other tenants for separately reimbursable charges, such as overtime HVAC or special services), but not for Operating Cost charges, (xi) penalties, fines, or interest that Landlord is obligated to pay by reason of a failure by Landlord to comply with applicable legal requirements or to timely pay Impositions, utility bills or similar third party payments of Operating Cost; (xii) the cost of services provided to Landlord by any affiliate or subsidiary of Landlord, to the extent such costs exceed the costs that would have been paid by Landlord in an arm’s length transaction, provided that this clause shall not be construed to affect the management fee charged under Section 2.04(a)(6) above; (xiii) charitable contributions or similar donations, (xiv) costs of purchasing works of art, (xv) bad debt or rental loss or any reserves, (xvi) costs of organizing or maintaining Landlord as an entity, such as trustees’ fees, annual fees, partnership expenses, and legal and accounting fees in organizing or maintaining Landlord as an entity, (xvii) costs of services provided to other tenants and not to Tenant, (xviii) costs of assessment or remediation of specific releases or spills of hazardous materials in the Building, other than those caused by Tenant or any Tenant Party (which may be separately chargeable to Tenant) or incurred in the ordinary course of owning, operating, and maintaining a first-class mixed-use high-rise building in downtown Boston (e.g., periodic air quality testing or the handling or disposal of cleaning materials or other materials used in mechanical equipment or in providing building services, all of which are includable in Operating Cost); or (xix) costs directly resulting from the ascertained negligence or willful misconduct of Landlord or its employees, agents, or contractors or other tenants, (xx) costs directly resulting from the ascertained negligence or willful misconduct of Landlord or its employees, agents, or contractors or other tenants, or (xxi) costs directly resulting from the violation by any tenant of the Building of its lease obligations, to the extent not reimbursed by such party and not otherwise excluded hereunder, (xxii) damages, penalties, fines, or interest that Landlord is obligated to pay by reason of failure by Landlord to comply with applicable law or its lease obligations; (xxiii) taxes (other than sales or use taxes in connection with Building services, operations or repairs) imposed on Landlord, or (xxiv) costs of repairs or restoration due to casualty or condemnation affecting all or part of the Building, except as expressly included above in clause (8) in Operating Costs.

2.05                                Impositions. Impositions shall mean all real estate or personal property taxes, or similar governmental charges, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic governmental license or use fees, excises, assessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Land, the Building, its operations or the Rent (or any portion or component thereof) including, in the year paid, all fees and costs incurred by Landlord in seeking to obtain an abatement or reduction of, or a limit on any increase, in any taxes, regardless of whether any abatement, reduction or limitation is obtained, but excluding (i) inheritance, gift, estate, franchise, documentary or transfer taxes imposed upon or assessed against the Building, or any part thereof or interest therein, (ii) taxes computed upon the basis of the net income derived from the Building by Landlord or the owner of any interest therein, and (iii) that portion of the items enumerated in this Section which is allocated by Landlord to the Commercial Section or the garage serving the Building. Landlord shall credit, to the Impositions allocable to Tenant under this Lease, the Tenant’s Proportionate Share of any abatement actually received by Landlord (net of fees and costs not previously included in Tenant’s share of Impositions) for Impositions for any year included in the Term for which Tenant previously paid such Impositions, provided that Tenant is not in default under the Lease continuing beyond any applicable notice and cure period.

2.06                                Computation of Operating Cost and Impositions Adjustment. Landlord shall from time to time give Tenant written notice of the applicable Estimated Operating Cost and Estimated Impositions and any adjustments thereto. Landlord shall, after the end of each calendar year of the Term, give written notice to Tenant containing or accompanied by a statement of the Operating Cost and Impositions during such calendar year, and also accompanied by a computation of the Operating Cost Adjustment and the Impositions Adjustment, if any. Landlord shall use reasonable efforts to provide such statement within one hundred twenty (120) days after the end of each calendar year for which an adjustment is due, but Landlord’s failure to give such statement within such period shall not release either party from the obligation to make the adjustment provided for in Section

2.07. Such statement shall be deemed accepted if not disputed, within eight (8) months after Tenant’s receipt thereof, by written notice to Landlord stating the specific grounds for dispute. The provisions of this paragraph shall survive the expiration or earlier termination of the Term.

2.07                                Adjustment for Variation Between Estimated and Actual. If the Operating Cost and/or the Impositions for any calendar year exceed the Estimated Operating Cost and/or the Estimated Impositions, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess within thirty (30) days after presentation of Landlord’s statement pursuant to Section 2.06. If the Operating Cost and/or Impositions for any calendar year is less than the Estimated Operating Cost and/or the Estimated Impositions, then Landlord shall pay to Tenant Tenant’s Proportionate Share of such difference within thirty (30) days after the Operating Cost Adjustment and/or the Impositions Adjustment is finally determined. Should the Term commence or terminate at any time other than the first day of a calendar year, Tenant’s Proportionate Share of the Operating Cost Adjustment and/or Impositions Adjustment shall be prorated for the exact number of calendar days for which Tenant is obligated to pay Gross Rent, and in the case of the expiration of this Lease or any early termination, the provisions of this Section 2.07 shall survive such expiration or termination.

ARTICLE 3. LANDLORD’S COVENANTS

3.01                                Basic Services.

(a)                                 Landlord or its affiliates shall furnish the following Basic Services to Tenant during Business Hours (unless otherwise stated herein) during Tenant’s occupancy of the Leased Premises:

(i)                                                                  Water (hot and cold) used by the building standard cooling, drinking, lavatory, and sanitation systems, and for maintenance and janitorial services. (Equipment and piping for hot and cold water for Tenant’s kitchenettes or private restrooms, if any, are Tenant’s responsibility under Section 4.07 and other applicable provisions of this Lease.)

(ii)                                                               Central heat and air conditioning in season, at such temperatures and in such amounts as are from time to time furnished to tenants in Comparable Buildings in Downtown Boston, or as may be permitted or controlled by applicable laws, ordinances, rules and regulations.

(iii)                                                            Maintenance, repairs, structural and exterior maintenance (including exterior glass and glazing), painting and electric lighting service for all Common Areas, Building Common Areas and General Common Areas in the manner and to the extent customarily provided by landlords in Comparable Buildings in Downtown Boston.

(iv)                                                           Janitorial service after Business Hours on Business Days in accordance with the cleaning specifications attached as Exhibit E (or such other specifications as Landlord may from time to time adopt that are consistent with prevailing standards for Comparable Buildings in Downtown Boston).

(v)                                                              Electricity for (1) tenant light fixtures and plugs for standard office equipment, not to exceed four (4) watts of demand per square foot of Net Rentable Area (the cost of which is a separate charge to Tenant under Section 3.01(b) below), and (2) building standard air handling units and related HVAC equipment for the floor on which the Leased Premises are located, not to exceed two (2) watts per square foot of Net Rentable Area (the cost of which is included in Operating Cost), by means of base building facilities operated in a manner consistent with Comparable Buildings in Downtown Boston.

(vi)                                                           Initial lamps, bulbs, starters and ballasts for building standard fixtures used within the Leased Premises.

(vii)                                                        A system of access control for the Building during hours when the Building is not generally open to the public and during such other hours as Landlord may from time to time designate. During such hours, Landlord may employ a system of monitoring and limiting access to the office floors in the Building based on reasonable systems of identification. Landlord reserves the right from time to time to modify components of such system, to change the number of lobby attendants, or to institute, modify, supplement, or discontinue any access control procedures or equipment for the Building or the Project, whether during or after business hours. Landlord does not warrant or guarantee the effectiveness of any such system or procedures. Tenant expressly disclaims any such warranty, guarantee, or undertaking by Landlord with respect thereto and acknowledges that access control procedures from time to time in effect are solely for the convenience of tenants generally and are not intended to secure the Leased Premises or guarantee the physical safety of tenants’ employees or invitees in or about the Leased Premises or the Project. Tenant shall be responsible for securing the Leased Premises, subject to Landlord’s approval under Section 4.07 of Tenant’s installation of access card readers or other security equipment for the Leased Premises.

(viii)                                                     Public elevator service serving the floors on which the Leased Premises are situated, including a freight elevator. Access to the Leased Premises shall be available on a 24-hours-a-day, 7-days-a-week basis, subject to temporary interruptions for annual power testing and emergencies and the terms and conditions of this Lease.

(b)                                 Tenant shall pay to Landlord, as Additional Rent, the cost of electricity provided under Section 3.01 (a)(v). Such charges shall be based on the usage shown on the check meter installed for the floor on which the Leased Premises are located, with the cost equitably apportioned among tenants on the floor. If Tenant’s electricity usage exceeds the standard level set forth in Section 3.01(a)(v), charges for such additional usage shall be payable under Section 3.02.

(c)                                  To the maximum extent permitted by law, Landlord shall not be liable for injuries to persons or damage to property, nor shall Landlord be deemed to have evicted Tenant, nor shall there be any abatement of Rent, nor shall Tenant be relieved from performance of any covenant on its part to be performed hereunder or have any right to terminate the Lease by reason of any (i) deficiency in the provision of Landlord services under this Article 3, (ii) breakdown of equipment or machinery utilized in supplying services, or (iii) curtailment or cessation of services or any other failure by Landlord to perform any obligation under the Lease, except as expressly provided in this Lease. Landlord shall use reasonable diligence to make such repairs as may be required to machinery or equipment within the Building to provide restoration of services and, where the cessation or interruption of service has occurred due to circumstances or conditions beyond Building boundaries, to cause the same to be restored, by diligent application or request to the provider thereof. In no event shall any mortgagee referred to in Section 4.11 be or become liable for any default of Landlord under this Section 3.01(c), subject to the provisions of Section 4.11. The preceding sentence shall not be construed to relieve the then existing Landlord from its obligations to perform the Landlord’s routine maintenance and repair obligations under this Lease during the period of its ownership.

Notwithstanding the foregoing, in the case of fire or other casualty, Tenant shall have the abatement and termination rights set forth in Section 5.07. With respect to matters not covered by Section 5.07, if Tenant is prevented, on account of Landlord’s failure to perform any of its service obligations under this Lease where the failure is caused by matters within Landlord’s reasonable control, from using all or a substantial portion (meaning at least twenty five percent) of the Leased Premises for more than five (5) Business Days following notice to Landlord, then from and after the end of such five-(5)-Business-Day period until the Leased Premises (or such portion) is rendered usable, Gross Rent and other charges allocable to the Leased Premises, or a just and proportionate part thereof, shall be abated until such time as the service is restored.

3.02                                Extra Services. Landlord shall provide to Tenant at Tenant’s sole cost and expense at standard Building charges in effect from time to time (and subject to the limitations hereinafter set forth) the following:

(a)                                 Heating, ventilation, air conditioning or extra service provided by Landlord to Tenant (i) during hours other than Business Hours, or (ii) on days other than Business Days, said heating, ventilation and air conditioning or extra service to be furnished solely upon the prior request of Tenant given with such advance notice as Landlord may from time to time reasonably require in accordance with its standard operating procedures for the Building;

(b)                                 Additional air conditioning and ventilating capacity or chilled and/or condenser water required for supplemental HVAC equipment installed by Tenant under Exhibit B or Section 4.07 or by reason of any electrical, data processing or other equipment or facilities or services required to support the same, in excess of that which would be required for Building Standard Improvements;

(c)                                  Repair and maintenance which is the obligation of Tenant hereunder but which Tenant fails to perform under Section 3.06;

(d)                                 Customary tenant pantry cleaning, together with additional cleaning and janitorial services requested by Tenant in accordance with Building standard practices or provided by Landlord if the quality, quantity or use of Tenant improvements are not consistent with Building Standard Improvements and reasonably require more service in order to maintain the Leased Premises in accordance with the terms of this Lease;

(e)                                  Additional electricity above the standards specified in Section 3.01 (a)(v), in which case Tenant shall pay to Landlord, as Additional Rent, the costs of such additional electricity usage (which shall be charged at the same rate as described in Sections 3.01(a)(v) and 3.01(b)) based either on a separate check-meter or meters (which shall be installed by Tenant under Section 4.07 or Exhibit B, as the case may be) measuring such electrical consumption or (during any period in which such check-meters have not been installed or are inoperable) on a reasonable determination by Landlord’s engineer as to the level of electrical consumption in the Leased Premises, which reasonable determination (absent manifest error) shall be conclusive and binding on the parties. Tenant shall be responsible for the costs of installing such meters and all electrical equipment reasonably required for such additional electricity usage. All work necessary for such installation shall be done in accordance with the requirements of Section 4.02 (regarding Tenant Improvements).

(f)                                   Maintenance and replacement of initial lamps, bulbs, starters and ballasts;

(g)                                  Any Basic Service in amounts reasonably determined by Landlord to exceed the amounts required to be provided under Section 3.01(a), but only if Landlord elects to provide such additional or excess service.

The cost chargeable to Tenant for all extra services shall constitute Additional Rent. If the same extra service is provided to Tenant and other tenants (such as regularly scheduled, above-standard cleaning services), Tenant’s share shall equal the total cost thereof multiplied by the quotient of the Net Rentable Area of the Leased Premises over the total Net Rentable Areas of all areas to which such extra service is provided. Landlord may include the estimated monthly amount of any regularly provided extra service in the Estimated Operating Cost for the Leased Premises, subject to adjustment under Section 2.06 and 2.07. Unless otherwise provided herein, all payments of Additional Rent shall be due within thirty (30) days after billing.

3.03                                Window Covering. All window covering shall be provided by Landlord as Building Standard Improvements. Tenant shall not place or maintain any window covering, blinds or drapes (other than those supplied by Landlord) on any exterior window without Landlord’s prior written approval which Landlord shall have the right to grant or withhold in its reasonable discretion. Tenant shall comply with Landlord’s Building-standard requirements (which Landlord shall provide upon request) for lighting all portions of the Leased Premises that are visible from the exterior. Tenant acknowledges that breach of this Section 3.03 will directly and adversely affect the exterior appearance of the Building.

3.04                                Graphics and Signage. Landlord shall install, at Landlord’s expense, the initial listing for Tenant in the Building directory in the ground floor lobby and the initial

Building standard directional signage for Tenant in the elevator lobby on any multi-tenant floor on which the Leased Premises are located; thereafter, any changes to such signage shall be at Tenant’s expense. Tenant shall install, at Tenant’s expense, identification of Tenant’s name (and, if desired, its suite numerals) at the main entrance door to the Leased Premises (or, at Tenant’s election, on an adjacent window panel next to such door and/or on an interior wall within the Leased Premises visible from such entrance), with the size, materials, colors, and graphics reasonably approved by Landlord. Any other signs, notices and graphics of every kind or character, located on such entrance door (or adjacent window panel) shall be subject to Landlord’s prior written approval, which Landlord shall not unreasonably withhold, condition, or delay, provided the same comply with the provisions of this Lease and are suitable for a multi-tenant common area. Except as set forth above, Tenant shall not be permitted to maintain any signage in the public corridors, the Common Areas, the Building Common Areas, or the General Common Areas, on the exterior of the Leased Premises, or in a location otherwise visible from the exterior of the Leased Premises.

3.05                                Initial Tenant Improvements. Except as set forth in Section 2.01 and except for Landlord’s ongoing repair obligations provided for elsewhere in this Lease, Landlord shall not be required to perform any work in the Leased Premises, and Tenant shall accept the Leased Premises in their “as is” condition on the date on which the Leased Premises are delivered to Tenant under Section 2.01. Except for the Tenant Work Allowance set forth in the Basic Lease Information sheet, Landlord shall not be required to furnish any allowance for the costs incurred by Tenant in preparing the Leased Premises for occupancy by Tenant. Tenant shall perform such work in accordance with the terms of the Lease, including without limitation Exhibits B, B-l and B-2 attached hereto.

3.06                                Repair Obligation. Subject to the terms and conditions of this Lease, Landlord shall maintain in good operating repair (which may be effected by Landlord’s replacement of worn-out items) and condition, reasonable wear and tear and damage by fire or casualty excepted, (i) the structural portions of the Building, (ii) the exterior wall of the Building, including glass and glazing, (iii) the roof, (iv) mechanical, electrical, plumbing and life safety systems, serving to the perimeter of the Leased Premises (together with any base building equipment, if any, located within the Leased Premises that does not exclusively serve the Leased Premises), and (v) Common Areas, Building Common Areas and General Common Areas. Upon reasonable prior notice to Tenant (which may be given orally or in writing, except in the case of an emergency when no such notice shall be required, it being acknowledged that the reasonableness of such prior notice may take into account, among other things, the risk to persons or property, the potential adverse effect on other tenants, building systems, or common areas, and/or the visibility of the affected areas outside of the Leased Premises), Landlord shall have the right, but not the obligation, to undertake maintenance or repair work which Tenant is required to perform pursuant to Section 4.04 and which Tenant fails or refuses to perform in a timely and efficient manner; and all costs reasonably incurred by Landlord in performing any such repair for the account of Tenant that Tenant has so failed to perform shall be repaid by Tenant to Landlord upon demand, together with an amount equal to ten percent (10%) of such costs, to reimburse Landlord for its administration and managerial effort arising from Tenant’s failure to perform its repair obligations hereunder.

3.07                                Quiet Enjoyment. So long as Tenant pays the Rent and performs all of Tenant’s covenants and agreements contained in this Lease within applicable notice and cure periods, Tenant shall peacefully have, hold and enjoy the Leased Premises during the Term of this Lease, free from claims of any party claiming under Landlord, subject to the terms and provisions of this Lease and other matters to which this Lease is or may (in accordance with this Section 3.07) become subject and subordinate, including without limitation that certain Amended and Restated Sale and Construction Agreement by and among the City of Boston, the Boston Redevelopment Authority, New England Mutual Life Insurance Company and Gerald D. Hines Interests, Inc., dated April 15, 1986, recorded with the Suffolk Registry of Deeds in Book 12515, Page 78, the covenants therein relating to the land being incorporated by reference herein, as required pursuant to the terms of Section 1304 thereof, as hereafter amended from time to time provided, however, that no such instrument to which the Lease is or may become subordinate shall unreasonably interfere with Tenant’s use of the Leased Premises for the Permitted Uses or prevent access to the Leased Premises, so long as Tenant pays the Rent and performs all of Tenant’s covenants and agreements contained in this Lease within applicable notice and cure periods. This covenant is in lieu of any other so-called covenant of quiet enjoyment, either express or implied. This covenant and the other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord’s interest hereunder.

ARTICLE 4. TENANT’S COVENANTS

4.01                                Obligations of Tenant To Furnish Floor Plans. Tenant shall deliver to Landlord plans and specifications for Tenant’s initial tenant improvement work and obtain Landlord’s approval of such plans and specifications pursuant to Exhibit B.

4.02                                Construction of Tenant Improvements. Tenant shall comply with the obligations set forth in Exhibit B with respect to all Tenant Improvements to be installed and constructed by Tenant.

4.03                                Taxes on Personal Property. In addition to, and wholly apart from its obligation to pay Tenant’s Proportionate Share of Operating Costs and Impositions, Tenant shall be responsible for and shall pay, prior to delinquency, taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, or the value of its Tenant Improvements (if applicable and, if so, only to the extent such Tenant Improvements exceed the level of finishes represented by Building Standard Improvements or the Initial Improvement Work), or its interests pursuant to this Lease. To the extent that any such taxes are not separately assessed and billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. Tenant shall have the right, at Tenant’s sole cost and expense, by appropriate proceedings authorized by any law, to contest or review the amount or validity of all such amounts, to the extent the same do not give rise to a lien on the Building or the Leased Premises or any improvements therein or fixtures thereto.

4.04                                Repairs by Tenant. Tenant shall maintain and repair the Leased Premises, keep the same in such good order, repair and condition as the same are in on the Term Commencement Date or thereafter may be put in compliance with the Lease and, upon expiration of the Term, surrender the same to Landlord in the condition required under Section 4.07, reasonable wear and tear, damage by fire or other casualty, and maintenance and repairs that are Landlord’s obligation excepted. Tenant’s obligation shall include, without limitation, the obligation to maintain and repair all walls (except the exterior surface or structural portion of the Building or any building systems, unless the damage thereto is caused by the negligence of Tenant or any of its Invitees, in which event, subject to Section 5.05, the maintenance or repair of the exterior surface or structural portion of the Building or building systems shall be performed by Landlord and Tenant shall pay to Landlord the costs of such maintenance or repair), floors, ceilings, windows (except for windows located on the exterior of the Building), doors and fixtures and to repair all damage caused by Tenant or its Invitees to the Leased Premises or anywhere in the Building. At the request of Tenant, Landlord shall perform the maintenance and repair work required under this Section 4.04 at Tenant’s sole cost and expense and as an extra service to be rendered pursuant to Section 3.02. Any work of repair and maintenance performed by or for the account of Tenant by persons other than Landlord shall be performed by contractors reasonably approved by Landlord in accordance with Section 4.07 and in accordance with procedures that Landlord shall from time to time establish. Nothing herein contained, however, shall be deemed to impose upon Tenant the obligation to perform maintenance and repair work required by reason of the negligence or wrongful acts of Landlord or its agents, contractors, or employees.

4.05                                Waste. Tenant shall not commit or allow any waste or damage (except as set forth in Section 5.07) to be committed in any portion of the Leased Premises.

4.06                                Assignment or Sublease.

(a)                                 In the event Tenant intends to assign this Lease or sublet the Leased Premises or any part thereof to a person or entity which controls, is controlled by or is under common control with Tenant (hereinafter, “Affiliate”), or an entity into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred (hereinafter, “Successor”), then Tenant shall give Landlord written notice of such intent. As used herein, “control” shall mean ownership of more than 50% of the shares or beneficial interests of the entity in question, together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers, and an “assignment” shall be deemed to further include any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise. Landlord’s consent to such a sublease to an Affiliate or an assignment to a Successor (collectively, a “Permitted Transfer”) shall not be required, provided that, on reasonable prior notice before the consummation of such Permitted Transfer (except where such prior notice is prohibited by applicable law, in which event such notice shall be provided promptly after such notice is permitted by applicable law, and except where such prior notice is prohibited by a confidentiality agreement, in which event such notice shall be given as early as permitted thereunder and in all events not later than thirty (30) days after the closing of such transaction, provided that Landlord reserves all of its rights hereunder in the event that such transaction does not satisfy the requirements for a Permitted Transfer hereunder), (i) Tenant shall furnish Landlord with reasonable evidence of such transaction, (ii) the transaction otherwise complies with the terms of this Lease, including without limitation this Section 4.06, and (iii) in the case of an assignment to a

Successor, Tenant provides Landlord with reasonable evidence that the financial condition of the Successor is equivalent to or better than that of the original Tenant hereunder or such financial condition is otherwise reasonably satisfactory to Landlord, taking into account the then remaining obligations under this Lease.

(b)                                 Tenant shall have the right to seek an assignment or subletting of the Leased Premises, or a reasonable portion thereof, to a person or entity other than pursuant to a Permitted Transfer, in accordance with the following conditions. In the event Tenant intends to assign this Lease or sublet the Leased Premises, or any portion thereof, to a person or entity other than pursuant to a Permitted Transfer, Tenant shall give Landlord written notice of such intent. Tenant shall provide Landlord with (i) the name of the proposed assignee or subtenant, (ii) such information as to the financial responsibility and standing of such assignee or subtenant as Landlord shall reasonably require, (iii) the proposed form of sublease or assignment or (if such form is not then available and Tenant desires to obtain Landlord’s response under clause (b) prior to Tenant’s negotiation of such form) a letter of intent or term sheet containing all of the relevant terms and provisions upon which the proposed assignment or subletting is to be made as Landlord shall reasonably require, and (iv) any additional information or documents reasonably requested by Landlord after receipt of Tenant’s initial submission (in which event Tenant shall provide such additional information or documents to Landlord). If Tenant proposes to sublet a portion of the Leased Premises, Landlord reserves the right to reasonably approve the size and configuration of such separately demised portion of the Leased Premises and to require Tenant at the end of the Term to remove such internal demising walls and restore the affected areas to single tenant occupancy. Tenant shall not assign this Lease, nor sublet the Leased Premises or any portion thereof to any person or entity who is then a tenant in the Project (unless Landlord, after Tenant’s request, notifies Tenant that no suitable space is available therein to lease to such party on a direct basis); any party with whom Landlord or any affiliate of Landlord is then negotiating with respect to space in the Project; or any entity owned by, owning, or affiliated with, directly or indirectly, any tenant or other party as set forth in this sentence.

(c)                                  Landlord shall have a period of thirty (30) days after receipt of (x) Tenant’s notice under clause (b) containing the items under clauses (b)(i) through (b)(iii) above and (y) any additional information requested by Landlord under clause (b)(iv), within which to notify Tenant in writing whether or not Landlord elects to terminate this Lease as to the space in the Leased Premises so affected as of the date specified by Tenant for the proposed term thereof (if the sublease or assignment is for substantially all of the remaining Term), in which event Tenant will be relieved of all further obligations hereunder as to such space from and after such date for such term. If Landlord should fail to notify Tenant in writing of such election within said thirty-(30)-day period, Landlord shall be deemed to have elected not to terminate the Lease as provided above. If Landlord does make the election to terminate the Lease as provided above, then Tenant may, by notice given to Landlord within ten (10) days after Landlord makes such election, rescind Tenant’s notice under clause (b), in which event Landlord’s election to terminate shall not be effective, and Tenant shall recommence the process under this Section 4.06 with respect to any further sublease or assignment. If Landlord shall not elect to terminate the Lease as provided above, then Landlord shall then approve or disapprove the proposed assignee or sublessee within the aforesaid thirty-(30)-day period, which approval shall not be unreasonably withheld or delayed so long as (x) the use of the Leased Premises by such proposed assignee or sublessee would be a Permitted Use, (y) the character and business reputation of the proposed assignee or sublessee is consistent with the character of the Building as a first-class office building, and (z) the proposed assignee or sublessee is of sound financial condition as reasonably determined by Landlord. In no event shall a failure by Landlord to approve a proposed subtenant or assignee cause a termination of this Lease. If Landlord terminates this Lease as to a portion of the Leased Premises as provided above, Landlord and Tenant shall enter into a modification of this Lease so as to equitably reflect the effect of such termination of such space.

(d)                                 In the event, if any, that (i) all rent and other consideration which Tenant receives as a result of a Transfer (as defined below) exceeds (ii) the Rent payable to Landlord for the portion of the Leased Premises and Term covered by the Transfer, then Tenant shall, at Landlord’s election, pay to Landlord an amount equal to fifty percent (50%) of such excess, from time to time on a monthly basis upon Tenant’s receipt of such excess; provided that in determining any such excess, Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant in connection with such Transfer (including, without limitation, reasonable legal fees, commissions, advertising and marketing costs, and other reasonable costs and concessions relating to such sublease or assignment), except that any construction costs incurred by Tenant in connection with such Transfer shall be deducted on a straight-line basis over the term of the applicable Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord. This clause (d) shall not apply to any sublease or assignment pursuant to a Permitted Transfer under Section 4.06(a) above.

(e)                                  In any subletting or assignment proposed to be undertaken by Tenant, Tenant shall in good faith seek to obtain, and shall not advertise or publicly offer the space for a rate less than, the Fair Market Net Rent for the space in question. The foregoing shall not restrict Tenant from listing the space with a broker (so long as the rate, if less than the Fair Market Rent Rate, is not advertised or publicized by Tenant’s broker, including without limitation on any website, flyer, or other listing or marketing materials), from responding to inquiries from particular prospective tenants as to the proposed rent rate, or from negotiating with a particular prospective tenant for a proposed subletting or assignment in accordance with this Section 4.06 at a rate less than the Fair Market Rent Rate.

(f)                                   Except as expressly provided in this Section 4.06 above, Tenant shall not assign the Lease or sublease the Leased Premises or any portion thereof. In the case of each assignment or sublease hereunder (each, a “Transfer”): (i) Tenant and the assignee or subtenant, as the case may be, shall execute an assignment or sublease which shall include terms that do not materially differ from those theretofore disclosed to Landlord and shall otherwise be in a form reasonably approved by Landlord (provided that, in the case of a Permitted Transfer, the form of such instrument shall not require Landlord’s approval so long as the same contains terms that are not inconsistent with the provisions of this Lease, including without limitation the terms of this Section 4.06 applicable to such Permitted Transfer as set forth above); (ii) within five (5) Business Days after the execution thereof, an executed copy of the assignment or sublease shall be delivered to Landlord; (iii) except in the case of a Permitted Transfer, the terms and provisions of any such assignment or sublease shall specifically prohibit the assignment of the interest of the sublessee or assignee, or the sub-subletting of all or any portion of the Leased Premises covered by the sublease without the prior written consent of the Landlord, which consent may be withheld in Landlord’s absolute discretion, unless otherwise expressly agreed by Landlord at the time of such consent; (iv) no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment or sublease, shall be joint and several with the assignee or subtenant, as the case may be; however, Landlord shall have no obligation to name any such assignee or sublessee, in connection with enforcing any of Landlord’s right against Tenant hereunder); (v) no consent by Landlord to any of the foregoing in the specific instance shall operate as a waiver in any subsequent instance; (vi) no assignment or subletting requiring Landlord’s consent hereunder shall be permitted to the extent the same causes Landlord to be in default under any Mortgage or Tenant to be in default under any Subordination, Non-Disturbance and Attornment Agreement to which it is a party; (vii) no assignment or subletting shall permit the assignee, sublessee or any other person or entity having an interest in the possession, use, occupancy or utilization of the Leased Premises, to receive or to pay rental or payment on account of the use, occupancy or utilization of the Leased Premises based in whole or in part on the net income or profits derived by any person or entity from any property leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales); and (viii) no assignment shall be binding upon Landlord, unless Tenant shall deliver to Landlord an instrument in recordable form which contains a covenant of assumption by the assignee and in form and in substance reasonably satisfactory to Landlord) running to Landlord and all persons claiming by, through and under Landlord, but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its primary liability as Tenant hereunder. If Tenant enters into any sublease or assignment, Landlord may from time to time require that such subtenant or assignee agree directly with Landlord to be liable, jointly and severally with Tenant, to the extent of the obligation undertaken by or attributable to such subtenant or assignee, for the performance of Tenant’s agreements under this Lease (including payment of rent and other charges under the sublease or assignment), and every sublease or assignment shall so provide. In the event of an Event of Default by Tenant under the Lease, Landlord may collect rent and other charges from the subtenant or assignee and apply the net amount collected to the rent and other charges due under the Lease, but no such collection shall be deemed a waiver of the provisions of Section 4.06, or the acceptance of the subtenant or assignee, as a tenant, or a release of Tenant from its direct and primary liability for the performance of all of Tenant’s obligations under the Lease.

(g)                        No assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

(h)                       If Tenant has failed to execute an assignment or sublease within six (6) months following the giving by Tenant of written notice of its intent to effect an assignment or subletting under Section 4.06(b) above, Tenant shall again be obligated to notify Landlord of any intent to assign this Lease or sublet all or any portion of the Leased Premises, and Landlord shall again have the right to approve any proposed assignment or sublease or to recapture under Section 4.06(c).

4.07                        Alterations and Surrender. Tenant shall not make or allow to be made any alterations or physical additions in or to the Leased Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed with respect to proposed alterations and additions which (i) comply with all applicable laws, ordinances, rules and regulations, (ii) are compatible with the Building and its mechanical, electrical, HVAC and life safety systems, and do not excessively burden the capacity of such systems; (iii) will not interfere with the use and occupancy of any other portion of the Building; (iv) will not affect the structural integrity of the Building; (v) will not require any unusual expense to re-adapt the Leased Premises, or otherwise diminish the value of the Leased Premises, for any general purpose office use; and (vi) satisfy the standards and comply with the procedures and requirements required for Tenant Improvements, as set forth in Exhibit B. (Notwithstanding the foregoing, Tenant shall not be required to obtain Landlord’s prior approval of plans for cosmetic alterations in the Leased Premises (such as painting, carpeting, or installations of built-in workstations, furniture, cabinets, or decorations), provided that such alterations (i) comply with the preceding sentence and do not include or affect any mechanical, electrical, or plumbing work or life safety or other Building systems or any structural elements of the Building, (ii) the cost of such alterations does not exceed $10 per square foot of Net Rentable Area in the aggregate per project (or related series of projects) and (iii) such alterations shall otherwise be performed by Tenant, with reasonable prior notice to Landlord, in accordance with the terms and provisions of this Lease including, without limitation, this Section 4.07.) Specifically, but without limiting the generality of the foregoing, Landlord’s right of consent shall encompass plans and specifications for proposed alterations or additions, construction means and methods, the identity of any contractor or subcontractor to be employed on the work of alterations or additions, and the time for performance of such work. Tenant shall supply to Landlord any documents and information reasonably requested by Landlord in connection with its consent hereunder. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations and additions permitted hereunder shall be made and performed by Tenant without cost or expense to Landlord. Tenant shall take such steps as Landlord or its mortgagee may deem reasonably necessary to avoid the filing, perfection or enforcement of any lien for labor or materials against the Land or the Building by reason of work performed by or on behalf of Tenant, including without limitation the furnishing of such payment and performance bonds as Landlord may reasonably require (based on the scope of the work) for the particular work in question. All Tenant Improvements under Section 3.05, and all alterations, physical additions or improvements made to the Leased Premises by Tenant under this Section 4.07, shall become the property of Landlord upon the termination of this Lease and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, that (a) this clause shall not apply to business equipment, exercise equipment, trade fixtures, or related installations or any other moveable equipment, furniture or personal property, all of which shall be removed by Tenant, at Tenant’s expense, prior to the expiration of the Term, and (b) Tenant shall further remove (i) any private bathrooms, shower facilities, raised flooring, internal stairs, and telecommunications/data cabling (subject to the next sentence) at the expiration or earlier termination of this Lease and (ii) any other special installations, plumbing, fixtures or other additions or improvements that would require unusual expense to re-adapt the Leased Premises for general office purposes and are so specified by Landlord for removal (which items Landlord, if so requested by Tenant, shall specify at the time of Landlord’s approval of the construction documents for such work), all of which shall be removed by Tenant, at Tenant’s expense, prior to the expiration of the Term. Tenant shall be responsible for leaving the Leased Premises clean, tenantable, and otherwise in good condition, reasonable wear and tear and damage by fire or other casualty excepted. Title to all alterations, physical additions or improvements and Tenant Improvements not removed by Tenant pursuant to this paragraph on or prior to the termination of the Term shall automatically be conveyed and transferred by Tenant to Landlord upon such expiration or termination, and shall be deemed abandoned by Tenant and shall thereupon become the property of Landlord. Tenant shall execute such documentation confirming and ratifying such conveyance and transfer as Landlord shall reasonably require. Tenant shall repair at its sole cost and expense all damage caused to the Leased Premises or the Building by removal of Tenant’s moveable equipment, or graphics, or furniture and such other alterations and additions as Tenant shall be allowed or required to remove from the Leased Premises by Landlord. If Tenant fails to perform any of its obligations under this paragraph prior to the expiration or earlier termination of the Term, then (without limiting any other remedies for such default) at Landlord’s election at any time thereafter Landlord may perform such work for Tenant’s account and at Tenant’s expense, and upon demand Tenant shall reimburse Landlord for all reasonable costs thereof (including the administrative fee set forth in Section 3.06) as an extra service hereunder. The obligations of Tenant under this paragraph shall survive any expiration or termination of this Lease.

4.08                        Compliance with Laws and Insurance Standards. Tenant shall not occupy for use, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is disreputable or creates a fire hazard, or permit anything to be done which would in any way increase the rate of insurance coverage on the Building and/or its contents (it being acknowledged that general office uses consistent with the Permitted Uses do not result in such an increase). If Tenant does or permits anything to be done which shall increase the cost of any insurance policy required to be carried hereunder, then Tenant shall reimburse Landlord, within thirty (30) days after demand, for any such additional premiums. Landlord shall deliver to Tenant a written statement setting forth the amount of any such insurance cost increase and showing in reasonable detail the manner in which it has been computed. Tenant shall comply with all laws, ordinances, orders, rules and regulations (state, federal, municipal or promulgated by other agencies or bodies having or claiming jurisdiction) now in force or which may hereafter be in force related to the use, condition or occupancy of the Leased Premises (excluding any matters that are part of Landlord’s maintenance or repair obligations for structural portions of the Building, base building systems, and other matters as set forth in Section 3.06) or the conduct of Tenant’s business therein, including but not limited to, any requirements concerning hiring of employees and provisions for the disabled, and Tenant shall keep the Leased Premises equipped with all safety appliances required by any law or ordinance or other regulation of any public authority because of any use made by Tenant of the

Leased Premises, and shall procure all licenses and permits so required because of such use, and, if required by Landlord, do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Use. Tenant’s Alterations in and use of the Leased Premises shall comply with applicable base building structural load requirements, and nothing done by Tenant in its use or occupancy of the Leased Premises shall create, require or cause imposition of any requirement by any public authority for structural or other upgrading of or improvement to the Building. Tenant shall not allow to be brought into the Leased Premises or the Building any biologically or chemically active or other hazardous substances or materials, except for ordinary office and cleaning supplies used in the ordinary course of Tenant’s business in compliance with applicable law. If a lender or governmental agency shall require monitoring or testing to ascertain whether there has been a release of such materials or substances, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord if the requirement is based upon a release caused by Tenant or any person acting under or through Tenant.

4.09                        Entry for Repairs and Leasing. Upon reasonable prior notice to Tenant (which may be given orally or in writing at least two (2) days in advance, except in the case of an emergency when no such notice shall be required), Landlord, its agents and representatives, shall have the right to enter the Leased Premises to inspect the same, to exercise such rights as may be permitted hereunder, to make repairs or alterations to the Building or other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Building or to exhibit the Leased Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem reasonably necessary or desirable; provided, however, that Landlord shall exercise all such entry rights into the Leased Premises in a manner consistent with Comparable Buildings in Downtown Boston and use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Except as set forth in Section 3.01(c), Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry.

4.10                        No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building. Without limiting the generality of the foregoing, in the event Tenant desires to use a portion of the Leased Premises for a private exercise area (including related private shower and bathroom facilities), such facilities shall be solely for use by Tenant and its employees and any other permitted occupants of the Leased Premises under the terms of this Lease; provided that (a) any such exercise equipment shall be installed (e.g., with sufficient sound or vibration insulators) and operated only at times or in a manner that does not disturb any other tenant or occupant of the Building, (b) in the event that Landlord receives a complaint of any objectionable noise or vibration arising from Tenant’s use of any such exercise equipment in the Leased Premises, Tenant will immediately, upon receipt of such notice and without any cure period, cease the use of the equipment creating such objectionable noise or vibration and shall not resume such use until the source or cause of the objectionable noise or vibration has been remedied, and (c) Landlord reserves the right to require Tenant to suspend the use of the exercise equipment that creates objectionable notice or vibration until such time as Landlord reasonably determines that the equipment will be used only at times or in a manner that does not disturb other tenants or occupants of the Building.

4.11                        Subordination. This Lease and the rights of Tenant hereunder shall be subject and subordinate to the lien of any Mortgage, and to any and all advances made thereunder, interest thereon or costs incurred in connection therewith. Without the consent of Tenant, the holder of any such Mortgage shall have the right to elect to be subject and subordinate to this Lease, such subordination to be effective upon such terms and conditions as such holder may direct which are not inconsistent with the provisions hereof. Notwithstanding any foreclosure or sale under any such Mortgage (or deed in lieu thereof), but subject to the applicable terms of a subordination, nondisturbance and attornment agreement as provided below, this Lease (at the option of the holder of the Mortgage, the purchaser at a foreclosure sale or grantee of deed in lieu of foreclosure) shall remain in full force and effect, but Tenant shall attorn to the holder or the purchaser at any such sale or foreclosure or the grantee of any such deed. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such mortgagee, purchaser or grantee, as a successor landlord, and Tenant, upon all the terms, conditions and covenants set forth herein, except that such mortgagee, purchaser or grantee (unless formerly the Landlord under this Lease) shall not be (a) bound by any payment of Rent for more than one month in advance; (b) bound by any amendment or modification of this Lease made without the consent of the holder of the Mortgage; (c) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (d) obligated to perform any work or improvements to be done by Landlord in the Leased Premises; or (e) subject to any counterclaim or set off which theretofore accrued to Tenant against Landlord. (The preceding sentence shall not be construed to relieve the then existing Landlord from its obligations to perform the Landlord’s routine maintenance and repair obligations under this Lease during the period of its ownership.) Tenant further agrees that this Lease shall be subject and subordinate to any amendment hereafter made to the recorded instruments referenced in Section 3.07, and to any other instrument by which Landlord may subject the Building and the Land to easements in connection with the development, redevelopment, alteration, improvement, operation, maintenance or repair thereof, provided the same do not prevent access to the Leased Premises or unreasonably interfere with Tenant’s use of the Leased Premises. The provisions of this Section 4.11 shall be self-operative, with no further instrument of subordination being required. Within ten (10) days after request, Tenant shall execute, acknowledge and deliver any documents reasonably appropriate to confirm such provisions. No owner of the Leased Premises shall be liable under this Lease except for breaches of Landlord’s obligations occurring while such person is the owner of the Leased Premises.

Notwithstanding the foregoing paragraph, so long as Tenant is not in default under the Lease (beyond any applicable notice and cure period), Tenant’s obligation to subordinate the Lease to a future mortgage as set forth above shall be conditioned on such mortgagee executing and delivering a subordination, non-disturbance and attornment agreement in such mortgagee’s customary form for comparable transactions (which, among other things, will provide for a customary non-disturbance of Tenant’s occupancy of the Leased Premises in the event of a foreclosure or deed in lieu of foreclosure, subject to customary qualifications regarding Tenant’s compliance with its obligations under the Lease), provided that Tenant shall be responsible for any costs or fees in connection therewith. If so requested by Tenant, Landlord shall request that such mortgagee make commercially reasonable changes to the mortgagee’s form for comparable transactions, provided that Tenant shall be responsible for all costs or fees imposed by such mortgagee in connection with any requests for such changes.

4.12                        Estoppel Certificate. At Landlord’s request, Tenant shall execute (within fifteen (15) days after Tenant receives any such request) estoppel certificates on a form reasonably requested by Landlord, addressed to (i) any mortgagee or prospective mortgagee of Landlord or (ii) any purchaser or prospective purchaser of all or any portion of, or interest in, the Building, certifying as to such facts (if true) and agreeing to such notice provisions and other matters as such mortgagee(s) or purchaser(s) may reasonably require; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof or otherwise affect or abridge Tenant’s rights hereunder. At Tenant’s request, Landlord shall execute (within fifteen (15) days after Landlord receives any such request) an estoppel certificate to a proposed subtenant, assignee, or lender of Tenant on a form reasonably requested by Tenant, certifying as to such facts (if true) regarding the Lease as are customarily addressed in such estoppel certificates; provided, however, that in no event shall any such estoppel certificate require an amendment of the provisions hereof or otherwise affect or abridge Landlord’s rights hereunder.

4.13                        Tenant’s Remedies. Tenant shall look solely to Landlord’s interest in the Building for recovery of any judgment from Landlord. Landlord, its agents, its employees, and (if Landlord is a partnership or joint venture) its partners, whether general or limited, or (if Landlord is a corporation), its directors, officers, and shareholders, or (if Landlord is a limited liability company), its members, manager, and officers, or (if Landlord is a trust) its trustees and beneficiaries, shall never be personally liable for any such judgment. Any lien obtained to enforce any such judgment and levy of execution thereon shall be subject and subordinate to any Mortgage. Landlord shall not be deemed to be in default of any obligation hereunder unless Tenant has given Landlord written notice of the alleged default specifying the applicable provision of this Lease and the same remains uncured after thirty (30) days (or, except in cases of imminent risk to person or property, such longer period as may be reasonably necessary to cure the same). In no event shall Landlord be liable for consequential or indirect damages. In addition to the other remedies provided in this Lease, Tenant shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease by Landlord or to a decree compelling specific performance of any such covenants, conditions or provisions. No termination remedy that is not expressly set forth in this Lease for any breach or failure by Landlord to perform any obligation under this Lease shall be implied or applicable as a matter of law. This Lease shall be construed as though Landlord’s and Tenant’s covenants contained herein are independent and not dependent, and Tenant hereby waives the benefit of any statute or judicial law to the contrary.

4.14                        Rules and Regulations. Tenant shall comply with the rules and regulations for the Building attached as Exhibit C and such amendments thereto as Landlord may adopt from time to time with prior notice to Tenant (the “Building Rules and Regulations”). The Building Rules and Regulations shall not be enforced or enacted against Tenant in a discriminatory manner. In the event of a conflict between the Building Rules and Regulations and the specific terms of this Lease, the terms of the Lease shall govern.

4.15                        Personal Property at Tenant’s Risk. All of the furnishings, fixtures, equipment, effects and property of every kind, nature, and description of Tenant and of all persons claiming by, through and under Tenant which, during the continuance of this Lease or any occupancy of the Leased Premises by Tenant or anyone claiming under Tenant, may be on the Leased Premises or elsewhere in the Building, shall be at the sole risk and hazard of Tenant to the maximum extent permitted by law, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, by the leakage or bursting of water pipes, steam pipes, or other pipes, or by theft or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord, except Landlord shall in no event be held harmless or exonerated for any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent such indemnity, hold harmless or exoneration is prohibited by law.

4.16                        Payment of Landlord’s Expenses. Tenant shall pay, as Additional Rent, all reasonable out of pocket costs, counsel and other fees incurred by Landlord in connection with all requests by Tenant for consent or approval under this Lease, and the enforcement by Landlord of any obligation of Tenant under this Lease with which Tenant failed to comply.

4.17                        Letter of Credit. On the execution of this Lease, Tenant shall deliver to Landlord a letter of credit securing the performance of the obligations of Tenant hereunder, in the amount specified therefor in the Basic Lease Information Sheet. Such letter of credit shall comply with the requirements of Exhibit D attached hereto (as more particularly defined therein, the “Letter of Credit”), which is incorporated herein by reference. Any cash security deposit from time to time held hereunder may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease after the expiration of any applicable notice and cure period (or fail to perform any of its obligations under the Lease and transmittal of a default notice or running of a cure period is barred or tolled by applicable law), Landlord may, but shall not be obliged to, draw on the Letter of Credit and/or apply any cash security deposit to the extent necessary to cure such failure to pay, and Tenant shall reinstate such cash security deposit or Letter of Credit to the original amount thereof upon demand. Within thirty (30) days after the expiration or sooner termination of the Term the cash security deposit or Letter of Credit, to the extent not applied, shall be returned to the Tenant, without interest.

As used herein, the “Initial Amount” shall mean the amount of the Letter of Credit set forth in the Basic Lease Information Sheet. In the event that, as of the applicable Reduction Date set forth below, Tenant shall then have at least Fifteen Million Dollars ($ 15,000,000.00) in available cash as evidenced by documentation provided by Tenant and reasonably satisfactory to Landlord, the Initial Amount of the Letter of Credit required to be maintained hereunder may be decreased upon Tenant’s request to an amount equal to the Reduced LC Amount set forth below for the applicable Reduction Date; provided that no draw on the Letter of Credit has been made and no default by Tenant (after the expiration of any applicable notice and cure periods) has occurred within the preceding twelve-(12)-month period and no event has occurred or condition then exists which with notice and the passage of time would constitute such a default.

Reduction Date	Reduced LC Amount
18 months after Rent Commencement Date	$150,000.00
36 months after Rent Commencement Date	$75,000.00

Upon the satisfaction of the conditions set forth in the preceding sentence for the reduction of the amount of the Letter of Credit, Landlord shall provide such confirmation or acknowledgement as Tenant may reasonably request to effect the reduction of the Letter of Credit in accordance with the preceding sentence.

4.18                        Tenant’s Financial Condition. Within ten (10) Business Days after request from Landlord in connection with a sale, financing or other investment in the Project (but not more often than once in any twelve-(12)-month period), Tenant shall deliver to Landlord a copy of Tenant’s financial statements (audited, if available) for the most recent fiscal year for which such statements are available and (if not audited) certified by Tenant’s chief financial officer. Such financial statements shall be requested only as reasonably necessary to satisfy the needs of Landlord’s current and prospective mortgagees, lenders, purchasers, and investors. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease. If requested by Tenant, any such non-public financial information shall be provided pursuant to a confidentiality agreement in such form as may be mutually and reasonably acceptable to the parties.

4.19                        Energy Conservation. Tenant agrees to reasonably cooperate with Landlord and to abide by all Building regulations which Landlord may, from time to time, reasonably prescribe, consistent with a first-class high-rise office complex in downtown Boston, for the proper functioning and protection of the heating, air-conditioning, lighting, and electrical systems and in order to maximize the effect thereof and to conserve heat, air-conditioning, and electricity. Notwithstanding anything to the contrary in this Lease, Landlord may institute such policies, programs and measures as may be in Landlord’s reasonable judgment necessary, required or expedient for the conservation or preservation of energy or energy services, or as may be necessary to comply with applicable codes, rules, regulations or standards, so long as such policies, programs or measures do not adversely affect Tenant’s operations in a manner inconsistent with the operation of first-class commercial office space in Comparable Buildings in Downtown Boston.

4.20                        Discharge of Mechanic’s and Materialman’s Liens. Tenant agrees within ten (10) Business Days after notice of filing to discharge of record by payment, filing of the necessary bond, order of a court of competent jurisdiction, or other means acceptable to Landlord, any mechanic’s, materialman’s or other lien against the Leased Premises and/or Landlord’s or Tenant’s interest therein (or any portion of the Building when such lien arises out of work performed or claimed to have been performed in or on the Leased Premises by Tenant or any party acting under or through Tenant), which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies or equipment alleged to have been furnished to or for the Tenant in, upon or about the Leased Premises. In the event Tenant contests any such mechanic’s or materialman’s liens, Tenant shall either (i) deposit with Landlord an amount equal to the claims made by such lien, together with interest thereon as it may from time to time become due, as security for the payment and discharge thereof prior to execution or (ii) deliver to Landlord a bond of a recognized surety authorized to write surety bonds in Massachusetts assuring the payment and removal of such lien, together with any interest or penalty thereon, and naming Landlord as a co-obligee. Any judgment or other process issued in such a contest shall be paid and discharged before execution thereof. If Tenant fails to keep this covenant, in addition to all other remedies available to Landlord under this Lease, Landlord may, at its option, purchase a surety bond at twice the amount of the lien, securing such lien, and Tenant agrees to pay to Landlord, as Additional Rent, the cost thereof, plus (i) an administrative charge often percent (10%) of such cost to compensate Landlord for its expenses and overhead incurred as a result of Tenant’s failure to perform its obligations hereunder, and (ii) Landlord’s reasonable attorneys’ fees.

ARTICLE 5. CASUALTY, EMINENT DOMAIN

5.01                        Landlord’s Casualty Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of all risk or special form insurance insuring the Building against loss or damage by fire or other insurable hazards and contingencies, with coverages and amounts required from time to time by Landlord’s first mortgagee or, if there is no such requirement, in then commercially reasonable types of coverage and amounts as determined from time to time by Landlord to be necessary or appropriate for the Building as a first-class mixed-use project in the Back Bay district of Boston; provided, that Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies not covered by this Lease which Tenant may keep or maintain in the Leased Premises, or any alteration, addition or improvement that exceeds the level of finishes represented by Building Standard Improvements. If the annual premiums charged Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’s operations in the Leased Premises results in extra-hazardous exposure, then Tenant shall, upon receipt of appropriate premium invoices, reimburse Landlord for such increases in premium as Additional Rent.

5.02                        Landlord’s Liability Insurance. Landlord shall maintain, or cause to be maintained, a policy or policies of commercial general liability insurance, with coverages and amounts required from time to time by Landlord’s first mortgagee or, if there is no such requirement, in then commercially reasonable types of coverage and amounts as determined from time to time by Landlord to be necessary or appropriate for the Building as a first-class mixed-use project in the Back Bay district of Boston.

5.03                        Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts:

(a)                                 Commercial General Liability insurance covering claims of bodily injury, personal injury, and property damage arising out of Tenant’s operations and contractual liabilities, including coverage formerly known as broad form, on an occurrence basis, with minimum primary limits of $1,000,000 each occurrence and $2,000,000 annual aggregate (and not more than $25,000 self-insured retention) and a minimum excess/umbrella limit of $2,000,000.

(b)                                 Property insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property in the Leased Premises installed by, for, or at the expense of Tenant (“Tenant’s Property”), and (ii) any Tenant Improvements and insurance on all plate glass in, or enclosing, the Leased Premises for the replacement value of such plate glass (“Tenant-Insured Improvements”), and business interruption insurance covering periods of not less than one (1) year in the following amounts: (i) for the first twelve (12) months of the Term an amount equal to 1 1/2 times the Gross Rent; and (ii) for each succeeding twelve-(12)-month period, in amounts not less than the Gross Rent and Tenant’s other operating expenses for the preceding twelve-(12)-month period, provided that Tenant may, at its option, elect not to maintain business interruption coverage, provided, however, that if Tenant elects not to maintain such business interruption coverage, any loss or damage to Tenant which would have been covered by such business interruption coverage shall be deemed, for the purposes of this Lease, to be covered by insurance. Such insurance shall be written on a special cause of loss form for physical loss or damage, for the full replacement cost value (subject to reasonable deductible amounts) without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance, and shall include coverage for damage or other loss caused by fire or other peril, including vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year (subject to the proviso above).

(c)                                  Worker’s Compensation and Employer’s Liability or other similar insurance to the extent required by Law. If alcoholic beverages are sold, used, delivered or stored on, in or from the Leased Premises, and such alcoholic beverages shall only be sold, used, delivered or stored if Tenant’s Permitted Use expressly so allows, Tenant shall maintain throughout the Term at its expense, liquor liability insurance or dram shop liability insurance (as applicable) (“Dram Shop Insurance”) with combined single limits of not less than $2,000,000 per occurrence covering any claims relating to the manufacture, storage, sale, use or giving away of any alcoholic or other intoxicating liquor or beverage, which claims could be asserted against Landlord, Tenant or the Leased Premises.

(d)                                 The minimum limits of insurance required to be carried by Tenant shall not limit Tenant’s liability. Such insurance shall (i) be issued by an insurance company that has an A.M. Best rating of not less than A-VIII; (ii) be in form and content reasonably acceptable to Landlord; and (iii) provide that it shall not be canceled or materially changed without thirty (30) days’ prior notice to Landlord, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Tenant’s Commercial General Liability Insurance shall (a) name Landlord, Landlord’s managing agent, and any other party designated by Landlord (“Additional Insured Parties”) as additional insureds; and (b) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and non-contributing with Tenant’s insurance. Landlord shall be designated as a loss payee with respect to Tenant’s Property insurance on any Tenant-Insured Improvements. Tenant shall deliver to Landlord, on or before the Term Commencement Date and at least fifteen (15) days before the expiration dates thereof, certificates from Tenant’s insurance company on the forms currently designated “ACORD 28” (Evidence of Commercial Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance) or the equivalent. Attached to the ACORD 25-S (or equivalent) there shall be an endorsement naming the Additional Insured Parties as additional insureds which shall be binding on Tenant’s insurance company and shall expressly require the insurance company to notify each Additional Insured Party in writing at least thirty (30) days before any termination or material change to the policies, except that ten (10) days’ prior notice may be given in the case of nonpayment of premiums. Upon Landlord’s request, in connection with a claim by Landlord as an additional insured or loss payee under any such policy, Tenant shall deliver to Landlord, in addition to such certificates, copies of the policies of insurance required to be carried under Section 5.03(a) showing that the Additional Insured Parties are named as additional insureds.

(e)                                  Tenant shall maintain such increased amounts of the insurance required to be carried by Tenant under this Section 5.03, and such other types and amounts of insurance covering the Leased Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but not in excess of the amounts and types of insurance then being required by landlords of Comparable Buildings in Downtown Boston. In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant hereunder, Landlord shall be authorized (but not required) to procure such coverage in the amounts stated with all costs thereof to be chargeable to Tenant as Additional Rent, and payable by Tenant upon receipt of written invoice thereof.

5.04                                Indemnity and Exoneration. Except to the extent such indemnity or exoneration is prohibited by law,

(a)                                 Landlord shall not be liable to Tenant for injury to any person or any loss or damage to any property or any inconvenience caused by (i) theft, burglary or acts of unauthorized persons in on about the Building, (ii) any act of Force Majeure or (iii) except as expressly provided in this Lease, any repair or alteration of any part of the Building or failure to make any such repair;

(b)                                 Except to the extent of Landlord’s negligence or willful misconduct, Tenant shall indemnify Landlord and hold Landlord harmless of and from any and all loss, cost, damage, injury or expense arising out of or related to claims of injury to or death of persons or damage to property occurring or resulting directly or indirectly from the use or occupancy of the Leased Premises or the activities of Tenant in or about the Leased Premises or from the negligence or misconduct of Tenant elsewhere in the Building, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claims; and

(c)                                  Tenant shall hold and save Landlord harmless and indemnify Landlord of and from any and all loss, cost, damage, injury or expense arising out of or in any way related to any breach by Tenant of its obligations under this Lease (subject to the limitations set forth in Section 6.03 below) or any claims for work or labor performed, materials or supplies furnished to or at the request of Tenant or in connection with performance of any work done for the account of Tenant in the Leased Premises or the Building, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claim.

(d)                                 Subject to the provisions of this Lease (including without limitation Section 5.05 below), Landlord shall indemnify and hold Tenant harmless of and from any claims against Tenant arising from the negligence or willful misconduct of Landlord in the Project Common Areas to the extent not arising from the negligent or wrongful act or omission by Tenant or any party acting under or through Tenant, such indemnity to include, without limitation, the obligation to provide all costs of defense against any such claims.

5.05                                Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive all rights of recovery, claim, action or cause of action against the other, its agents (including partners, both general and limited), officers, directors, shareholders, members trustees, beneficiaries, or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, to the Building or to any personal property of such party therein, by reason of fire, the elements, or any other cause which is required to be insured against under the terms of the insurance policies obtained pursuant to this Lease, regardless of cause or origin, including negligence of the other party hereto, its agents, officers or employees; and each party covenants that no insurer shall hold any right of subrogation against such other party. Each party shall advise its insurers of the foregoing waiver of subrogation and such waiver shall be a part of each policy maintained by Tenant which applies to the Leased Premises, any part of the Building or Tenant’s use and occupancy of any part thereof; provided that this waiver shall be null and void if such waiver is not generally obtainable from insurance companies in the Commonwealth of Massachusetts, and provided further that all costs associated with obtaining insurer consent shall be borne by the party benefited by such waiver.

5.06                                Condemnation and Loss or Damage.

(a)                                 If the Leased Premises or any substantial portion thereof or any portion of the Building shall be taken or condemned for any public purpose to such an extent as to render the Leased Premises or such portion untenantable, this Lease shall, at the option of either party (provided such option shall be exercised by the giving of notice by the exercising party to the other party within sixty (60) days from the date the exercising party has been notified in writing of such taking or condemnation) forthwith cease and terminate as of the date of the taking. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord and Tenant hereby assigns to Landlord its interest in said proceeds subject to the rights of any holder of any Mortgage; provided, however, that Landlord shall cooperate with Tenant if Tenant seeks, in a separate proceeding, to recover, at its cost and expense, compensation for its moving expenses and personal property. In no event shall any such recovery by Tenant have the effect of diminishing or delaying the award payable to Landlord on account of any taking or condemnation.

(b)                                 In the event of a temporary taking of a portion of the Leased Premises not exceeding thirty (30) days, there shall be an equitable abatement of Rent with respect to the untenantable portion of the Leased Premises, and Tenant shall otherwise remain fully obligated for performance of all of the covenants and obligations on its part to be performed pursuant to the terms of this Lease and shall be entitled to any award for the use of such space during such temporary taking. For any temporary taking exceeding thirty (30) days, Gross Rent shall be equitably abated in proportion to the nature and extent of the taking, and for any temporary taking exceeding six (6) months the termination rights under (a) above shall apply. All proceeds awarded or paid with respect thereto shall belong to Landlord.

5.07                                Damage Due to Fire and Casualty. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. In the event of a fire or other casualty in the Leased Premises, the following provisions shall then apply whether or not Tenant has given notice to Landlord:

(a)                                 If the damage is limited solely to the Leased Premises and Landlord determines that the Leased Premises can be made tenantable with substantially all damage repaired within six (6) months from the date such work begins, then, subject to any limitation contained in any Mortgage, Landlord shall be obligated to rebuild the same and shall proceed diligently to do so; provided, however, that Landlord shall have no obligation to repair or restore the Leased Premises or Tenant Improvements except to the extent that Landlord realizes insurance proceeds, if any, sufficient for such purposes and for all other restoration and repair purposes and to the extent such proceeds are not applied on account of the indebtedness secured by any Mortgage.

(b)                                 If portions of the Building outside the boundaries of the Leased Premises are damaged or destroyed (whether or not the Leased Premises are also damaged or destroyed) and Landlord determines that the Leased Premises and the Building can both be made tenantable with substantially all damage repaired within six (6) months from the date work begins, and provided that Landlord determines that such repair and restoration is economically feasible, then subject to any limitation contained in any Mortgage, Landlord shall be obligated to do so; provided, however, that Landlord shall have no obligation to repair or restore the Leased Premises or Tenant Improvements except to the extent that Landlord realizes insurance proceeds, if any, allocable thereto and sufficient for such purpose and for all other restoration and repair purposes.

(c)                                  If neither subsection 5.07(a) nor 5.07(b) above applies, because Landlord has determined that either the Leased Premises or the Building, or both, as applicable, cannot be made tenantable within six (6) months from the date work begins, Landlord shall notify Tenant within sixty (60) days after the date of damage or destruction, and either Tenant or Landlord may terminate this Lease within thirty (30) days after the date of such notice; provided, however, that if the Leased Premises are not damaged Landlord shall not terminate the Lease unless it terminates all similarly situated leases in the Building; and provided further that Landlord or its mortgagee shall have the right to elect to reconstruct the Building and the Leased Premises, in which event Landlord or its mortgagee shall so notify Tenant within said sixty (60) day period and Tenant shall thereupon have no right to terminate this Lease, unless the restoration is not substantially completed within nine (9) months from the date of casualty (as reasonably extended for any delay by Tenant, or as reasonably extended for other Force Majeure event(s), but not in excess of three (3) months in the aggregate for such other Force Majeure event(s)), in which event Tenant may terminate the Lease within thirty (30) days thereafter if the restoration is not then substantially completed.

(d)                                 During any period when the Leased Premises or any portion thereof are rendered untenantable by damage or destruction, Gross Rent shall abate proportionately until such time as the Leased Premises are made tenantable and no portion of the Rent so abated shall be subject to subsequent recapture.

(e)                                  The proceeds from any insurance paid by reason of damage to or destruction of the Building or any part thereof, the Building Standard Improvements or any other element, component or property insured by Landlord shall belong to and be paid to Landlord, subject to the rights of the holder of any Mortgage, and Tenant hereby assigns to Landlord any interest in said proceeds.

(f)                           Notwithstanding any provisions contained in this Section 5.07 to the contrary in no event shall any fire or other casualty give Tenant the right to require or demand that Landlord repair or restore any part of the Building (other than the Leased Premises or access thereto, and then only to the extent required elsewhere in this Section 5.07).

ARTICLE 6. DEFAULT

6.01                                Events of Default. The occurrence of any of the following shall constitute an “Event of Default” on the part of the Tenant:

(a)                                 Nonpayment of Rent. Failure to pay any payment of Rent (or any installment or portion thereof) upon the date when payment is due, such failure continuing for a period of five (5) Business Days after written notice of such failure; provided, however, that Landlord shall not be required to provide such notice for any monthly installment of Gross Rent more than twice during any twelve-month period of the Term, the third such non-payment constituting default without requirement of notice;

(b)                                 Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in Section 6.01(a), such failure continuing for thirty (30) days after written notice of such failure (or, except in cases of imminent risk to person or property, such longer period as is reasonably necessary to remedy such default, provided that Tenant shall within such thirty (30) day period have commenced such remedy and thereafter Tenant shall continuously and diligently pursue such remedy until such default is cured), provided, however, that the cure period for any failure to perform any restoration obligations under Section 4.07 shall be five (5) Business Days;

(c)                                  Abandonment. Abandonment of the Leased Premises or any part thereof during the Term. Tenant shall be deemed to have abandoned the Leased Premises if the Leased Premises remain substantially vacant or unoccupied for a period of ninety (90) consecutive days. Notwithstanding the foregoing, for purposes of this clause (c), Tenant shall not be deemed to have abandoned the Leased Premises provided Tenant continues to pay all Rent due and payable under this Lease for the Term of the Lease within applicable notice and cure periods;

(d)                                 General Assignment. A general assignment by Tenant for the benefit of creditors;

(e)                                  Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged or unstayed for a period of ninety (90) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease (including, at a minimum, the maintenance of a security deposit equal to six (6) monthly installments of Gross Rent);

(f)                                   Receivership. The employment of a receiver to take possession of all or substantially all of Tenant’s assets or the Leased Premises, if such receivership remains undissolved for a period of sixty (60) days after creation thereof;

(g)                                  Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Leased Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

(h)                                 Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding, or if within ninety (90) days after the commencement of any proceeding against Tenant seeking any reorganization, or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed. As used in subsections (d) through (h) above, the term “Tenant” shall be deemed to include any one or more of Tenant and any person or entity that is liable for Tenant’s obligations under this Lease, including without limitation any Guarantor or general partner of Tenant.

6.02                                Remedies upon Default.

(a)                                 If an Event of Default occurs, Landlord shall have the right, upon notice but without any further demand or opportunity to cure, immediately to terminate this Lease, and at any time thereafter recover possession of the Leased Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, by notice, by entry or by any other lawful means, and again repossess and enjoy the Leased Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

(b)                                 Even though Tenant has breached this Lease, this Lease and the right to recover Rent as it becomes due shall continue in effect for so long as Landlord does not terminate this Lease under Section 6.02(a) hereof. Acts of maintenance, preservation or efforts to lease the Leased Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

6.03                                Damages upon Termination. Should Landlord terminate this Lease pursuant to the provisions of Section 6.02(a) hereof, Landlord shall have all the rights and remedies of a landlord in law or in equity. Upon such termination, in addition to any other rights and remedies of a Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (i) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that the Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the rental value of the Leased Premises for the balance of the Term, taking into account reasonable projections of vacancy and the time required to re-lease the Leased Premises of at least six months; and (iv) any other amount necessary to compensate Landlord for all damages proximately caused by Tenant’s failure to perform its obligations under this Lease; provided that Tenant shall not be liable for consequential damages (which term shall not be construed to apply to damage remedies expressly set forth in this Article 6 or Section 8.02). Tenant further covenants, as an additional cumulative obligation after any such termination, to punctually pay to Landlord all sums and perform all obligations which Tenant covenants in this Lease to pay and to perform, as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to this Section 6.03, Tenant shall be credited with any amount paid to Landlord pursuant to this Section 6.03 and also (in respect of the amounts referred to in (i) and (ii)) the net proceeds of rent obtained by Landlord by reletting the Leased Premises through the time of award, after deducting all Landlord’s expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, fees for legal services and expenses of preparing the Leased Premises for reletting as Landlord in its reasonable judgment considers advisable or necessary to relet the same, it being agreed by Tenant that Landlord may (x) relet the Leased Premises or any part thereof for a term or terms which may at Landlord’s option be equal or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to relet the same and (y) make such alterations, repairs and decorations in the Leased Premises as Landlord in its reasonable judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet or collect rent under Landlord’s reletting of the Leased Premises shall operate or be construed to release or reduce Tenant’s liability as aforesaid. Any obligation imposed by law upon Landlord to relet the Leased Premises shall be subject to Landlord’s right to lease the Leased Premises or any part thereof to high quality tenants, to develop the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like, and to first lease otherwise available space in the Building to prospective tenants, and Landlord shall not be required to lease any space at a rate or on other terms inconsistent with its marketing or leasing plan for the Building or to any party that Landlord determines is not of sound financial condition or is otherwise not in keeping with the first class image of the Building. The “time of award” shall refer to such time as (I) Tenant shall, as a settlement of the amounts due pursuant to this Section 6.03, pay to Landlord such sums pursuant to a written agreement in form and substance satisfactory to Landlord, or (II) the date on which a judgment shall be entered in a court of competent jurisdiction to the effect that Tenant shall pay Landlord the amounts due and owing pursuant to this Section 6.03. The “worth at the time of award” of the amounts referred to in (i) and (ii) shall mean such amounts together with interest at twelve percent (12%) per annum (or, if greater, the prime rate of interest from time to time published in the Wall Street Journal plus four percent per annum), provided that in no event shall such interest rate exceed the maximum rate allowed by law. The “worth at the time of award” of the amount referred to in (iii) shall mean such amounts as computed by reference to competent appraisal evidence or the formula prescribed by and using the Federal Reserve Discount Rate.

6.04                                Computation of Rent for Purposes of Default. For purposes of computing unpaid Rent which would have accrued and become payable under this Lease pursuant to the provisions of Section 6.03, unpaid Rent shall consist of the sum of:

(1)                                                    the total Net Rent for the balance of the Term, plus

(2)                                                 a computation of the Operating Cost and Impositions for the balance of the Term, the assumed Operating Cost for the calendar year of the default and each future calendar year in the Term to be equal to the Operating Cost for the calendar year prior to the year in which the default occurs compounded at a per annum rate equal to the mean average rate of inflation for the preceding five (5) calendar years as determined by the United State Department of Labor, Bureau of Labor Statistics Consumer Price Index (All Urban Consumers, All Items, 1967 equals 100) for the Metropolitan Area or Region of which Boston, Massachusetts is a part. If such Index is discontinued or revised, the average rate of inflation shall be determined by reference to the index designated as the successor or substitute index by the government of the United States.

6.05                                Liquidated Damages. In lieu of the damages provided for in Section 6.03, Landlord, at its sole option, may by written notice to Tenant, at any time within six (6) months after this Lease is terminated pursuant to Section 6.02(a) or is otherwise terminated for breach of any obligation of Tenant, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of Gross Rent for the one-year period ending on the first day of the month immediately prior to any such termination (or, if lesser, the remainder of the Term), plus the amount of Gross Rent accrued and unpaid at the later of (i) the time of any such termination, or (ii) the time when Tenant vacates the Leased Premises, and less the amount of any recovery by Landlord under the provisions of Section 6.03.

6.06                                Rights of Landlord in Bankruptcy. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency, by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceeding in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to in this Article 6.

6.07                                Late Charge. In addition to its other remedies, Landlord shall have the right to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid on or before the date the same is due, an amount equal to the greater of (a) Two Hundred Fifty Dollars ($250.00) or (b) one percent (1.0%) of the delinquency for each month or portion thereof that the delinquency remains outstanding, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. (Notwithstanding the foregoing, such late charge shall not apply to the first delinquency during any twelve-(12)-month period during the Term, if Tenant cures the delinquency within five (5) Business Days after written notice from Landlord.) The late charge shall be due upon demand by Landlord. Tenant shall reimburse Landlord for all costs and expenses (including reasonable attorney’s fees) incurred by Landlord to recover the late charges due hereunder.

ARTICLE 7. APPRAISAL

7.01                                Appraisal of Fair Market Rent. In the event that Tenant disputes the amount claimed by Landlord as Fair Market Net Rent, and such dispute has not been resolved by mutual agreement within thirty (30) days, the dispute shall be submitted to the appraisal process hereinafter set forth. The amount of Fair Market Net Rent determined pursuant to such appraisal process shall be final and binding between the parties. The appraisal process shall be conducted as follows:

(a)                                 Tenant shall make demand for appraisal in writing within thirty (30) days after service of Landlord’s determination of Fair Market Net Rent is given under the terms of this Lease, specifying therein the name and address of the person to act as the appraiser on its behalf. The appraiser shall be a real estate appraiser with at least ten (10) years’ experience in the field and a qualified member of the American Institute of Real Estate Appraisers, or any successor of such Institute (or if such organization or successor shall no longer be in existence, a recognized national association or institute of land appraisers) familiar with the fair market rent of first-class commercial office space in Comparable Buildings in Downtown Boston. Failure on the part of Tenant to make a timely and proper demand for such appraisal shall constitute a waiver of the right thereto. Within ten (10) Business Days after the service of the demand for appraisal, Landlord shall give notice to Tenant, specifying the name and address of the person designated by Landlord to act as appraiser on its behalf who shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its appraiser, within or by the time above specified, then the Tenant may thereafter send a second notice to Landlord indicating such failure and requesting Landlord to appoint such an appraiser. If Landlord fails to notify Tenant of the appointment of its appraiser within ten (10) Business Days after the giving of such second notice by Tenant then the appraiser appointed by Tenant shall be the sole appraiser to determine the issue.

(b)                                 In the event that two (2) appraisers are chosen pursuant to Section 7.01(a) above, the appraisers so chosen shall meet within ten (10) Business Days after the second appraiser is appointed and, if within ten (10) Business Days after such first meeting the two appraisers shall be unable to agree upon a determination of Fair Market Net Rent, they, themselves, shall appoint a third appraiser, who shall be a competent and impartial person with qualifications similar to those required of the first two appraisers. In the event they are unable to agree upon such appointment within five (5) Business Days after expiration of said ten (10) Business Day period, the third appraiser shall be selected by the parties themselves, if they can agree thereon, within a further period often (10) Business Days. If the parties do not so agree, then either party, on behalf of both, may request appointment of such a qualified person by an officer of the Greater Boston Real Estate Board in Boston. The three (3) appraisers shall decide the dispute, if it has not previously been resolved, by following the procedure set forth in Section 7.01 (c) below.

(c)                                  Where the issue cannot be resolved by agreement between the two appraisers selected by Landlord and Tenant or settlement between the parties during the course of the appraisal process, the issue shall be resolved by the three appraisers in accordance with the following procedure. The appraiser selected by each of the parties shall each state in writing his determination of the Fair Market Net Rent, supported by the reasons therefor, with counterpart copies to each party. The appraisers shall arrange for a simultaneous exchange of such proposed determinations. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates his own determination of Fair Market Net Rent. The third appraiser shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he chooses as most closely approximating his determination shall constitute the decision of the appraisers and be final and binding upon the parties.

(d)                                 This provision for determination by appraisal shall be specifically enforceable to the extent such remedies are available under applicable law, and any determination hereunder shall be final and binding upon the parties hereto, and either party shall have the right to enter judgment thereon, unless otherwise provided by applicable law. If a determination of Fair Market Net Rent is to be made pursuant to this Section 7.01, Landlord and Tenant shall each pay for the fees and disbursements of any appraiser appointed by it and shall share equally in the fees and expenses of any third appraiser.

(e)                                  In the event of a failure, refusal or inability of any appraiser to act, his successor shall be appointed by him, but in the case of the third appraiser, his successor shall be appointed in the same manner as provided for appointment of the third appraiser.

ARTICLE 8. MISCELLANEOUS

8.01                                No Waiver. Failure of Landlord or Tenant to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord or Tenant, as the case may be, shall have the right to declare any such default at any time thereafter.

8.02                                Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay, for each month or partial month of hold-over tenancy, an amount equal to one hundred twenty five percent (125%) for any hold-over tenancy not exceeding thirty (30) days (and thereafter one hundred fifty percent (150%)) of the greater of the Gross Rent for the month immediately preceding the end of the Term or the then fair market Gross Rent for the Leased Premises, together with such other amounts as may become due hereunder. No holding over by Tenant after the Term shall operate to extend the Term. In the event of any unauthorized holding over that continues for more than thirty (30) days, Tenant shall indemnify Landlord (i) against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Leased Premises covered hereby effective upon the termination of this Lease, and (ii) for all other losses, costs and expenses, including reasonable attorney’s fees, incurred by Landlord by reason of such holding over. Any holding over with the consent of Landlord in writing shall thereafter constitute a lease from month to month.

8.03                                Amendments and Modifications. This Lease may not be altered, changed or amended, except by an instrument in writing signed by both parties hereto. If in connection with obtaining financing for the Building, a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold or delay its consent thereto, provided that such modifications are at no out-of-pocket cost to Tenant and do not increase the obligations or reduce the rights of Tenant, reduce the obligations or increase the rights of Landlord hereunder, or adversely affect the leasehold interest hereby created.

8.04                                Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder in the Building. In such event and upon such transfer, no further liability or obligations shall thereafter accrue against the transferring or assigning person as Landlord hereunder with respect to the period after the closing, to the extent such obligations are assumed by such transferee.

8.05                                Severability. If any term or provision of this Lease, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the fullest extent permitted by law.

8.06                                Notices. All notices, demands, consents and approvals which may be or are required to be given by either party to the other hereunder shall be in writing and shall be deemed to have been fully given by personal delivery, or when delivered to a nationally recognized, overnight courier service providing receipts, or when deposited in the United States mail, certified or registered, postage prepaid, and addressed to the party to be notified at the address for such party specified on the Basic Lease Information Sheet, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days’ notice to the notifying party.

8.07                                No Joint Venture. This Lease shall not be deemed or construed to create or establish any relationship of partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

8.08                                Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns (subject to the provisions hereof, including, but without limitation, Section 8.04); and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment may be permitted as of right or approved by Landlord hereunder, Tenant’s assigns.

8.09                                Applicable Law. All rights and remedies of Landlord and Tenant under this Lease shall be construed and enforced according to the laws of the Commonwealth of Massachusetts.

8.10                                Time of the Essence. Time is of the essence for each and every covenant of Tenant herein contained.

8.11                                Submission Not an Option. The submission of this Lease for examination does not constitute a reservation of or option for the Leased Premises or an offer to lease, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Leased Premises unless and until this Lease has been executed and delivered by both Landlord and Tenant.

8.12                        Brokerage. Tenant and Landlord each warrant to the other that it has had no dealings with any broker or agent in connection with this Lease other than the Brokers named in Basic Lease Information, and each covenants to defend (with counsel reasonably approved by the other party), hold harmless and indemnify the other party from and against any and all costs, expense or liability for any compensation, commission and charges claimed by any broker or agent except the Brokers named in Basic Lease Information, whose fees and expenses shall be paid in full by Landlord, arising out of the warranting party’s dealings in connection with this Lease or the negotiation thereof.

8.13                        Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Leased Premises, and/or any claim of injury or damages.

8.14                        All Agreements Contained. This Lease contains all of the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between them with respect to such subject matter.

8.15                        Cumulative Remedies. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

8.16                        Failure To Enforce; Accord and Satisfaction. The failure of Landlord to seek redress for violation of, or to insist upon strict performance of any covenant or condition of this Lease, or with respect to such failure of Landlord to enforce any of the rules and regulations referred to herein, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act which would have originally constituted a violation from having all the force and effect of the original violation, nor shall the failure of Landlord to enforce any of said rules and regulations. The receipt by Landlord of Rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, unless such waiver shall be in writing and signed by Landlord. No consent or waiver, express or implied, by Landlord to any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty. Unless Landlord otherwise notifies Tenant in writing, no acceptance by Landlord of a lesser sum than all Gross Rent and other charges then due shall be applied or deemed to be applied except as follows: first, to charges due under Section 6.07; and second, to the installments of Gross Rent and other charges most recently due. No endorsement or statement by Tenant on or accompanying any check or payment shall alter the application of such check or payment as set forth above. No such endorsement or statement shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of all amounts due or pursue any other remedy provided in this Lease.

The delivery of keys to Landlord or to Landlord’s managing agent shall not operate as a termination of this Lease or a surrender of the Leased Premises.

8.17                        Substitution. Landlord shall have the right to substitute the entire Leased Premises, on one occasion following the expiration of the second Lease Year, upon all of the following terms, covenants and conditions:

(a)                                 The Substituted Leased Premises (“Substituted Leased Premises”) must constitute space on the same side of the Building as the Leased Premises on a floor in the Building not lower than the seventh (7th) floor. The right of substitution may only be exercised if the Substituted Leased Premises designated by Landlord are similar in area, fit-out and finishes and in appropriateness for Tenant’s purposes and the substitution is made for the purpose of accommodating a tenant who will occupy Net Rentable Area on the floor on which the Leased Premises are located which is at least five thousand (5,000) square feet of Net Rentable Area in excess of the Leased Premises. Landlord shall give Tenant not less than twelve (12) months prior notice of such substitution and shall carry out such substitution in a manner designed not to unreasonably interfere with Tenant’s business operations (such as coordinating the move on a weekend).

(b)                                 Landlord shall pay the cost of moving Tenant, its property and equipment to the Substituted Leased Premises (including without limitation reasonable move management fees and reasonable costs of moving all communications cabling, wiring and infrastructure) and shall, without cost or expense to Tenant, improve the new Leased Premises with improvements substantially similar to those located in the Leased Premises to be vacated. Landlord shall also reimburse Tenant for the costs of new business cards, stationary and the like incurred by Tenant on account of the substitution of the Leased Premises.

(c)                                  All of the other terms, covenants and conditions of the Lease shall remain unchanged and in full force and effect with respect to the Substituted Leased Premises, except that the Basic Lease Information sheet shall be revised: (i) to identify the floor of the Substituted Leased Premises; (ii) to state as the Net Rentable Area the square footage of the Substituted Leased Premises as determined by Landlord’s architect; and (iii) to revise, as appropriate, Tenant’s Proportionate Share; provided, however, in no event shall the Net Rent for the Substituted Leased Premises exceed the Net Rent for the Leased Premises.

8.18                        Notice of Lease. Tenant agrees not to record this Lease, but on the request of either party hereto, both parties hereto shall execute and deliver (i) a notice of this Lease in form appropriate for recording or registration, (ii) an agreement setting forth the Term Commencement Date, (iii) a notice in form appropriate for recording or registration of any amendment of this Lease, (iv) an agreement by Tenant to make payments and give notices to whatever individual or entity shall be designated by Landlord for receiving any such notice or payment and to comply with the provisions of any assignment of rents granted to the holder of any Mortgage, and (v) if this Lease is terminated before the expiration of the Term, an instrument in form appropriate for recording or registration pursuant to which Tenant acknowledges the date of termination. If a notice of lease has been recorded and, following the expiration or earlier termination of the Lease, Tenant unreasonably refuses to execute a termination of such notice of lease, in recordable form, within ten (10) Business Days after Landlord gives notice to Tenant requesting execution of the same, Landlord may effect such execution on behalf of Tenant as Tenant’s attorney-in-fact and Tenant hereby grants to

Landlord an irrevocable power of attorney solely for the purpose of executing on behalf of Tenant such termination of such notice of lease, which power is coupled with an interest.

8.19                        Consents. Tenant hereby waives any claim for damages against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any such consent or approval, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event of a determination favorable to Tenant, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval.

8.20                        Vacancy. If Tenant vacates substantially all of the Leased Premises at any time within the last three (3) months of the Term, Landlord may enter the Leased Premises (or such portion) under Section 4.09 for the purpose of making inspections and (without damage to any furniture or equipment that Tenant intends to remove) commencing preparation work for any future tenant; provided, however, that (a) Tenant shall have no obligation or liability to Landlord for such work or any damage caused by any party acting under Landlord in connection therewith and (b) Tenant shall not be responsible for repairs to or restoration of any portion of the Leased Premises affected by such work by Landlord. The exercise of such right of entry by Landlord (which shall not include the right of any future tenant to occupy or conduct business in any portion of the Leased Premises during the Term) will not affect Tenant’s obligations to pay Rent with respect to the Leased Premises (or such portion), which obligations shall continue without abatement until the end of the Term.

8.21                        Tenant’s Authorized Representative. Tenant designates the person named from time to time as Tenant’s Authorized Representative to take all acts of Tenant hereunder. Landlord may rely on the acts of such Tenant’s Authorized Representative without further inquiry or evidence of authority. Tenant’s Authorized Representative shall be the person so designated in the Basic Lease Information Sheet and such successors as may be named from time to time by the then current Tenant’s Authorized Representative or by Tenant’s president.

8.22                        Assignment of Rents. If at any time Landlord assigns this Lease or the rents payable hereunder to the holder of any Mortgage, whether such assignment is conditional in nature or otherwise, (i) such assignment to the Mortgagee shall not be deemed an assumption by the Mortgagee of any obligations of Landlord hereunder unless such Mortgagee shall, by written notice to Tenant, specifically otherwise elect; (ii) except as aforesaid, the Mortgagee shall be treated as having assumed Landlord’s obligations hereunder (subject to Section 4.13) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Leased Premises and, with respect to obligations regarding return of any security deposit, only upon receipt of the funds constituting such security deposit; and (iii) if Tenant alleges that Landlord is in default under this Lease, Tenant shall give the Mortgagee (to which Tenant was given written notice) a copy of any notice of default served upon Landlord and, if Landlord fails to cure such default within the time provided herein or by law or such additional time as may be provided in such notice to Landlord, the Mortgagee shall have thirty (30) days after the end of Landlord’s cure period to cure such default (or such additional time as may be necessary to cure such default, if within such thirty day period the Mortgagee has commenced and is diligently pursuing the remedies necessary to effect such cure), in which event (except as set forth in Section 3.01(c)) Tenant shall have no right to an abatement of Rent or to terminate this Lease with respect to such default while such remedies are being diligently pursued by the Mortgagee.

8.23                        Tenant Confirmations. Tenant represents and warrants to Landlord that (a) the person(s) executing this Lease on behalf of Tenant are duly authorized and have full power to execute and deliver this Lease, (b) Tenant has no claim, offset, or defense against the enforcement of the Lease in accordance with its terms, and (c) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

8.24                        Rents from Real Property. Tenant and Landlord intend that all amounts payable by Tenant to Landlord shall qualify as “rents from real property,” and will otherwise not constitute “unrelated business taxable income” or “impermissible tenant services income,” all within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord determines that there is any risk that any amount payable under the Lease may not qualify as “rents from real property” or will otherwise constitute unrelated business taxable income or impermissible tenant services income within the meaning of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all amounts payable under the Lease as “rents from real property” and (b) to permit (and, upon request, to acknowledge in writing) an assignment of the obligation to provide certain services under the Lease, and, upon request, to enter into direct agreements with the parties furnishing such services (which shall include but not be limited to a taxable REIT subsidiary of Landlord). Notwithstanding the foregoing, Tenant shall not be required to take any action pursuant to the preceding sentence (including acknowledging in writing an assignment of services pursuant thereto) if such action would result in (A) Tenant’s incurring more than de minimis additional liability under the Lease or (B) more than a de minimis negative change in the quality or level of Building operations or services rendered to Tenant under the Lease. For the avoidance of doubt, (i) if Tenant does not acknowledge in writing an assignment as described in clause (b) above (it being agreed that Tenant shall not unreasonably withhold, condition, or delay such acknowledgment so long as the criteria in clauses (A) and (B) are satisfied), then Landlord shall not be released from liability under the Lease with respect to the services so assigned; and (ii) nothing in this Section shall limit or otherwise affect Landlord’s ability to assign its entire interest in the Lease to any party as part of a conveyance of Landlord’s ownership interest in the Building.

ARTICLE 9. OPTIONS

9.01                        Extension Option. Tenant shall have the option to extend the Term of the Lease for one (1) additional period of five (5) years (the “Extension Term”), by written notice given to Landlord at least twelve (12) months before the scheduled expiration of the initial Term and not earlier than eighteen (18) months before the scheduled expiration of the initial Term, on the terms set forth below (the “Extension Option”). Tenant’s notice exercising the Extension Option must be unconditional and irrevocable in order to be effective. Failure to timely deliver Tenant’s notice exercising the Extension Option shall constitute Tenant’s waiver of the Extension Option. Tenant’s lease of the Leased Premises during the Extension Term shall be on all of the terms and conditions of this Lease in effect on the last day of the expiring Term, except that Net Rent during the Extension Term shall be the Fair Market Net Rent as determined hereunder. Tenant shall have no option to extend the Term beyond the end of the Extension Term. Any dispute over Fair Market Net Rent shall be resolved in accordance with Article 7. All references in this Lease to “Term” shall mean the initial Term as extended by any Extension Term.

For any part of the Extension Term during which the Net Rent is in dispute hereunder, Tenant shall make payment on account of Net Rent at the rate estimated by Landlord, and the parties shall adjust for any overpayments or underpayments upon the issuance of the arbitrators’ decision. The failure by the parties to complete the process contemplated under this Section 9.01 prior to commencement of the Extension Term shall not affect the continuation of the Term or the parties’ obligation to make any adjustments for any overpayments or underpayments for the Net Rent due for the Extension Term promptly after the determination thereof is made.

If Tenant shall exercise the Extension Option in accordance with this Section 9.01, the provisions of this Section shall be self-operative, but upon request by either party after determination of the Net Rent for the Extension Term, the parties shall execute an agreement specifying the Net Rent for the Extension Term and acknowledging the extension of the Term.

Notwithstanding any provision of this Section to the contrary, Tenant’s option to extend the Term shall be void, at Landlord’s election, if (i) Tenant is in default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension, or (ii) any Transfer under Section 4.06 has occurred on or before either such time, other than a Permitted Transfer or sublease(s) covering less than half of the Leased Premises in the aggregate.

ARTICLE 10. INITIAL PREMISES

10.01                 Initial Premises. Notwithstanding anything to the contrary in the Basic Lease Information Sheet and Exhibit B, Landlord shall have the right (the “Swap Right”), in its sole discretion, to change the location of the Leased Premises from the eleventh (11th) floor of the Building described in the Basic Lease Information Sheet (the “11th Floor Leased Premises”) to be a portion of the thirteenth (13th) floor of the Building containing approximately 8,391 square feet of Net Rentable Area as shown on Exhibit A-2 attached hereto (the “13th Floor Leased Premises”), subject to the following terms and conditions. If Landlord desires to exercise the Swap Right under this Section 10.01, Landlord shall deliver written notice (in the manner set forth in Section 8.06) of such exercise to Tenant on or before January 6, 2016. If Landlord so exercises the Swap Right under this Section 10.01, then:

(a)              the Leased Premises originally described in the Basic Lease Information Sheet shall be deemed to have been amended to refer solely to the 13th Floor Leased Premises described in the first sentence of this Section 10.01, and all references therein to the 11th Floor Leased Premises shall be deemed to have been deleted;

(b)              solely with respect to the initial Term of this Lease, the Net Rent and Tenant’s Proportionate Share for the 13th Floor Leased Premises shall be calculated as if the Net Rentable Area thereof contained the number of square feet originally set forth in the Basic Lease Information Sheet for the 11th Floor Leased Premises;

(c)               with respect to any extension (if any) of the Term beyond the end of the initial Term set forth in the Basic Lease Information Sheet, the Net Rent and Tenant’s Proportionate Share for the 13th Floor Leased Premises shall be calculated based on the Net Rentable Area of the 13th Floor Leased Premises set forth in the first sentence of this Section 10.01;

(d)              with respect to the Tenant’s Initial Construction of the 13th Floor Leased Premises under Exhibit B:

(1) Landlord shall, at its sole expense, demolish the existing improvements in the 13th Floor Leased Premises and deliver such space to Tenant in shell condition (equivalent to the currently existing shell condition of the 11th Floor Leased Premises) on or before the date on which Tenant commences the performance of the Tenant’s Initial Construction under Paragraph B.5 of Exhibit B attached hereto,

(2) Landlord shall, at its sole expense, provide new Mecho shades (or equivalent) for the 13th Floor Leased Premises prior to Tenant’s commencement of occupancy thereof for the regular conduct of its business,

(3) Landlord shall, at its sole expense, renovate the common corridor on the 13th floor of the Building using Building standard finishes prior to the Rent Commencement Date for the 13th Floor Leased Premises, and

(4) the Tenant Work Allowance provided by Landlord under Exhibit B for the 13th Floor Leased Premises shall be increased to equal the sum of (i) the Tenant Work Allowance originally provided for the 11th Floor Leased Premises and (ii) $ 110,000.00;

(e)               the Scheduled Term Commencement Date and the Rent Commencement Date set forth in the Basic Lease Information Sheet shall be the earlier of (1) the date that is thirty (30) days after the date on which Tenant first occupies all or part of the Leased Premises for the regular conduct of business (as determined under clause (ii) of Section 2.01) or (2) June 1, 2016; provided that, if Landlord fails to timely deliver the 13th Floor Leased Premises to Tenant as set forth in subparagraph (d)(1) above, the date in the preceding clause (2) of this

Section 10.01(e) shall be delayed by the number of days of such delay in delivery.

(f)                If Landlord exercises the Swap Right under this Section 10.01, Landlord’s delivery of such exercise notice shall be self-operative on the terms and conditions set forth above, without the necessity of the parties to execute and deliver any further instruments, but at the request of either party the parties shall execute and deliver a confirmatory amendment to this Lease evidencing such exercise of the Swap Right on the terms and conditions set forth above.

ARTICLE 11. DEFINITIONS

11.01                                         Definitions. Terms used herein shall have the following meanings:

“Additional Rent” shall mean all monetary obligations of Tenant hereunder, other than the obligation for payment of Gross Rent.

“Basic Services” shall mean the services described in Section 3.01 hereof.

“Buildable Area” shall mean the Net Rentable Area of the Leased Premises in question less the portion of such Net Rentable Area attributable to Building Common Areas and Common Areas.

“Building” shall mean the 25-story building (consisting of a 6-story low-rise portion, a 19-story high-rise portion and 3 levels of parking space below grade) located on the Land, and comprising the Office Section, the Commercial Section and common areas such as mechanical rooms, elevator machine rooms, loading dock facilities, janitor and utility rooms, electrical and communication closets and similar facilities.

“Building Common Areas” shall mean all areas of the Building servicing more than one floor of the Building as a whole, including, but not limited to central mechanical rooms, elevator machine rooms, pump rooms, loading dock facilities, electrical and communication rooms, postal, security and janitorial facilities and the public spaces (and if any such area is bordered by any demising wall which abuts any space that is leasable, such area shall be measured from the midpoint of such demising wall), but excluding General Common Areas and the parking garage forming part of the Building.

“Building Standard Improvements” shall mean the level of Tenant Improvements described in Exhibit B-2.

“Business Days” shall mean Monday through Friday, excluding Building holidays.

“Business Hours” shall mean 8 A.M. to 6 P.M. on Business Days.

“Commercial Section” shall mean that portion of the Building dedicated to commercial and retail uses.

“Common Areas” shall mean all areas on the particular floor of the Building devoted to uses such as corridors, lobbies, fire vestibules, elevator foyers, service elevator receiving areas, mailrooms, electric and communication closets and other similar facilities for the benefit of all tenant(s) or invitees on that particular floor.

“Comparable Buildings in Downtown Boston” shall mean comparable first-class, high-rise office buildings in the Back Bay or financial districts of Boston.

“Estimated Impositions” for any calendar year shall mean Landlord’s estimate of Impositions for such calendar year.

“Estimated Operating Cost” for any calendar year shall mean Landlord’s estimate of Operating Cost for such calendar year.

“Fair Market Net Rent” shall mean the annual fair market rental value, net of Operating Cost and Impositions, of comparable space in the Building or in Comparable Buildings in Downtown Boston, Massachusetts, in each case taking into consideration the following factors related to the Leased Premises: floor level, tenant improvements, proposed term of lease, extent of services provided or to be provided, the time the particular rate under consideration became or is to become effective and any other relevant terms or conditions.

“Force Majeure” shall mean any circumstance beyond the reasonable control of Landlord, including, without limitation, acts of God, acts of the public enemy, governmental interference, court orders, requisition or orders of governmental bodies or authorities, requirements under any statute, law, rule, regulation or similar requirement of a governmental authority which shall be enacted or shall arise following the date of this Lease, inability to obtain labor, insurrection, riot, civil commotion, lock-out, or any other unforeseeable event (other than the inability to obtain financing), the occurrence of which would prevent or preclude Landlord from fully and completely carrying out and performing its obligations under this Lease.

“General Common Areas” shall mean those areas forming part of the Building and devoted to non-exclusive uses which are not measured, including, but not limited to, walkways, arcades and all landscaped areas (including pools and fountains). General Common Areas shall not include any portion of the parking garage forming part of the Building.

“Gross Rent” shall mean, for each year of the Term, the sum of Net Rent and Tenant’s Proportionate Share of Estimated Operating Cost and Tenant’s Proportionate Share of Estimated Impositions.

“Impositions” shall have the meaning given in Section 2.05.

“Impositions Adjustment” for any calendar year shall mean the amount of the Impositions in excess of or less than the amount of Estimated Impositions.

“Invitees” shall mean agents, servants, employees, licensees and business invitees.

“Land” shall mean the parcel of real property owned by the Landlord, located in the City of Boston, Suffolk County, Massachusetts, and bounded in part by Clarendon and Boylston Streets and St. James Avenue and more specifically described in Exhibit A-l attached hereto.

“Leased Premises” shall mean the floor area more particularly shown on Exhibit A attached hereto, containing the Net Rentable Area specified on the Basic Lease Information Sheet, but subject to relocation pursuant to Section 8.17.

“Mortgage” shall mean any and all current or future mortgages securing indebtedness for money borrowed by Landlord or indebtedness for the refinancing of any such indebtedness, provided any such mortgage grants a lien on all or any portion of the Building, including all amendments and modifications thereto, from time to time. Any reference to “Mortgage” and “Mortgagee” herein shall include a sale and leaseback and the grantee-lessor of a sale and leaseback used for financing purposes.

“Net Rent” shall mean the annual rate set forth in the Basic Lease Information Sheet.

“Net Rentable Area” shall mean the area or areas of the space within the Building determined as follows:

(a)              Net Rentable Area on a single tenancy floor shall consist of:

(i)                 the area determined by measuring from the inside surface of the outer glass of each exterior wall (and extensions of the plane thereof in non-glass areas) to the inside surface of the outer glass on opposite exterior wall (and extensions of the plane thereof in non-glass areas) and shall include all areas within the outside walls, but shall exclude vertical penetrations, including without implied limitation fire stairs, elevator shafts, flues, vents, stacks, and Building Common Areas on the floor; plus

(ii)              Tenant’s Allocation of Building Common Areas;

(b)              Net Rentable Area for a multi-tenancy floor shall consist of:

(x)             all space within the demising walls (measured from the mid-point of the demising walls; and in the case of exterior walls, measured as defined in (i) above); plus

(y)             Tenant’s Allocation of Building Common Areas; plus

(z)              Tenant’s Floor Share of all Common Areas.

No deductions from Net Rentable Area shall be made for columns or projections necessary to the Building, or for vertical penetrations which are for the specific use of Tenant (such as, but not limited to, special elevators or stairs, mechanical and electrical facilities and air conditioning equipment). The Net Rentable Area of the Leased Premises has been calculated on the basis of the foregoing definition and is hereby stipulated for all purposes hereof to be the amount, expressed in terms of square feet, stated on the Basic Lease Information Sheet.

“Office Section” shall mean that portion of the Building dedicated to office uses.

“Operating Cost” shall have the meaning given in Section 2.04.

“Operating Cost Adjustment” for any calendar year shall mean the amount of Operating Cost in excess of or less than the amount of Estimated Operating Cost.

“Permitted Use” shall mean corporate, executive and professional office use in the Leased Premises of a kind appropriate in a building of the type and quality of the Building (together with ancillary uses thereto consistent with Comparable Buildings in Downtown Boston and the provisions of this Lease); provided, however, that Permitted Use shall not include (a) offices of any agency or bureau of the United States or any state or political subdivision thereof; (b) offices or agencies of any foreign government or political subdivision thereof; (c) offices of any health care professionals or service organization; (d) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (e) retail or restaurant uses (except in the Commercial Section); (f) communications firms, such as radio and/or television stations; (g) employment agency or (h) an executive suites business, a virtual office, or a similar provider or user of temporary office space, meeting rooms, and/or professional office services on a contract basis (e.g., Regus, Interactive Offices Worldwide, or similar office space provider); or (i) any use or activity which is disreputable, creates a fire hazard or would cause Landlord’s insurance rate to be increased.

“Project” shall mean the Building and, for so long as it is under common ownership or control with the Building, the adjacent building known as 222 Berkeley Street.

“Rent” shall mean Gross Rent plus Additional Rent.

“Sublease” shall include any sublease, underletting at any level, tenancy, concession, license, franchise or other arrangement providing for the use or occupancy of all or any portion of the Leased Premises.

“Tenant Improvements” shall mean all tenant improvements in the Leased Premises including any installed by Tenant pursuant to Exhibit B.

“Tenant’s Allocation” shall mean an area determined by multiplying the total square footage of the Building Common Areas by the ratio of the Net Rentable Area of the Leased Premises (excluding any allocation of Building Common Areas) to the Net Rentable Area of the Office Section (excluding only the Building Common Areas).

“Tenant’s Floor Share” shall mean the ratio of Tenant’s Buildable Area to the aggregate Buildable Area on Tenant’s floor.

“Tenant’s Proportionate Share” is initially as specified on the Basic Lease Information Sheet and shall be adjusted from time to time to reflect the ratio which the Net Rentable Area of the Leased Premises bears to the greater of (i) ninety-five percent (95%) of the total Net Rentable Area of the Office Section, or (ii) the Total Leased Net Rentable Area.

“Term” shall mean a period of calendar years, or fractions thereof, commencing with the Term Commencement Date and ending on the Term Expiration Date stated on the Basic Lease Information Sheet, as the same may be extended upon the timely exercise of any extension options contained in the Lease.

“Term Commencement Date” shall mean the date when the Term commences as determined pursuant to Section 2.01 hereof.

“Term Expiration Date” shall mean the date specified on the Basic Lease Information Sheet when the Term shall end, unless sooner terminated or extended pursuant to the terms of this Lease.

“Total Leased Net Rentable Area” shall mean the sum of the Net Rentable Area leased to all Office Section tenants over the course of a year, determined on the basis of a weighted averaging of the sum of the Net Rentable Area leased to all Office Section tenants on each day of that year. Landlord reserves the right from time to time to change or recalculate the Total Leased Net Rentable Area of the Office Section.

Other terms used on the Basic Lease Information Sheet which is a part of this Lease, or elsewhere in this Lease shall have the meaning given them thereon and herein.

In WITNESS WHEREOF, the parties hereto have executed this Lease as a sealed instrument as of the day and year first above written.

“Landlord”:

500 BOYLSTON & 222 BERKELEY OWNER (DE) LLC, a Delaware limited liability company

By:	/s/ Chris Lankin
	Name:	Chris Lankin
	Title:	VP Legal

By:	/s/ Chad Remis
	Name:	Chad Remis
	Title:	City Head Boston

“Tenant”:

RHYTHM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Bart Henderson
	Name:	Bart Henderson
	Title:	President

EXHIBIT A

Floor Plan

RHYTHM

500 BOYLSTON STREET
FLOOR 11
BOSTON, MA

8.24.15
FITPLAN # 2
PROJECT # 2015.285

Exhibit A

FLOOR 11
ST. JAMES AVENUE
BERKELEY STREET
CLARENDON STREET
BOYLSTON STREET

VISNICK & CAULFIELD
ARCHITECTURE & DESIGN
500 BOYLSTON ST. FL 2
BOSTON, MA. 02116
PHONE: 617.457.0990
www.vca-arch.com

EXHIBIT A-l

Description of Land

Real property in the City of Boston, County of Suffolk, Commonwealth of Massachusetts, described as follows:

That certain parcel of land on the South of Boylston Street, the East side of Clarendon Street and the North side of St. James Avenue in Boston, Suffolk County, Massachusetts, along with all buildings and other improvements thereon, shown as Lot A on a plan of land entitled “500 Boylston Street Subdivision Plan of Land in Boston, MA, Suffolk County” dated 21 January 1986, revised 27 February 1986, by Survey Engineers of Boston and recorded with Suffolk Deeds at the end of Book 12397, which parcel is bounded and described according to the plan as follows:

Beginning at the Northwest corner of the premises at the southeasterly corner of the intersection of Boylston and Clarendon Streets; thence running

North 69°45’00”W East by Boylston Street, 322.37 feet; thence

South 20°15’00” East by land formerly of the Mill Dam Trust and of New England Mutual Life Insurance Company, 249.97 feet to St. James Avenue; thence

South 69°44’51” West by St. James Avenue, 322.34 feet to the Northeast corner of the intersection of St. James Avenue and Clarendon Street thence

North 20°15’31” West by Clarendon Street, 249.98 feet to the point of beginning.

Containing, according to the plan 80,581 square feet of land, more or less.

Included within the above-described parcel are three parcels of registered land bounded and described as follows:

First Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

Northerly by the southerly line of Boylston Street, 28.30 feet;

Easterly by land formerly of the Mill Dam Trust, 125 feet;

Southerly by land formerly of New England Mutual Life Insurance Company, 28.30 feet and

Westerly by land formerly of New England Mutual Life Insurance Company, 126 feet.

This first registered parcel is shown on a plan drawn by Survey Engineers of Boston and filed with the Engineering Office of the Land Court in Boston, Massachusetts as Plan No. 2025B, being a subdivision of the land described in Suffolk Registry District Certificate of Title No. 94648 in Registration Book 469, Page 48.

Second Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

Northwesterly by the southeasterly line of Boylston Street, 24 feet;

Northeasterly by land now or formerly of Andrew D. MacLachlan, the line running in part through the middle of a party wall, 125 feet;

Southeasterly by land of New England Mutual Life Insurance Company, 24 feet; and

Southwesterly by land now or formerly of Frederick Ayer, the line running in part through a party wall, 125 feet.

All of said boundaries are determined by the Court to be located as shown on a plan drawn by Aspinwall & Lincoln, Civil Engineers, dated May 13, 1912, as approved by the Court, filed in the Land Registration Office as Plan No. 3811A, a copy of a portion of which is filed with Certificate of Title No. 4596.

Third Registered Parcel

That certain parcel of land situated in said Boston, bounded and described as follows:

Northwesterly by the southeasterly line of Boylston Street, 72.23 feet;

Northeasterly by land now or formerly of Julius P. Passett, the line in part running through the middle of a 12” brick party wall, 125 feet;

Southeasterly by land of New England Mutual Life Insurance Company, 72.23 feet; and

Southwesterly by land now or formerly of Andrew D. MacLachlan, the line in part running through the middle of a 12” brick party wall, 125 feet.

All of said boundaries are determined by the Court to be located as shown upon plan numbered 32268A which is filed with Certificate of Title No. 72280.

EXHIBIT A-2

Floor Plan of Alternative Premises

(see Section 10.01)

Exhibit A-2

SAINT JAMES AVENUE
1350
8,391 RSF
BERKELEY STREET
CLARENDON STREET
BOYLSTON STREET

500 Boylston Street

Floor 13

Prepared by PlanData Systems Corp.
January 8, 2015

0 10 20 30 40 50 60

Prepared using PlanData's SpaceMan software 800-757-80DG

1/8/2015 8:54:27 AM 500-13

EXHIBIT B

Initial Improvement of the Leased Premises

B.l           Condition of Leased Premises. Landlord shall deliver the Leased Premises to Tenant in accordance with Section 2.01 of the Lease for commencement by Tenant of the Tenant’s Initial Construction under this Exhibit B. Prior to Tenant’s commencement of such work, Landlord shall, at its expense, construct the demising wall (studs and sheetrock, taped and sanded only) separating the Leased Premises from the adjacent vacant space (“Landlord’s Demising Work”) in accordance with applicable code requirements.

B.2          Construction Documents. Tenant shall prepare, at Tenant’s expense (subject to reimbursement from the Tenant Work Allowance), and deliver to Landlord detailed plans and specifications (the “Construction Documents”) showing all Tenant Improvement work required to prepare the Leased Premises for Tenant’s initial occupancy (“Tenant’s Initial Construction”) subject to all of the terms and requirements set forth in the Lease. Such Construction Documents shall meet or exceed the level of Building Standard Improvements and substantially conform to Exhibit B-l hereof. The Construction Documents will be subject to Landlord’s review and approval and must incorporate the Project’s standard doors and hardware, light fixtures and ceiling system to maintain the continuity of the appearance and the optimal mechanical system performance of the Project in accordance with Section 4.07 of the Lease. Subject to Landlord’s prior approval, not to be unreasonably withheld or delayed, Tenant shall have the right to use any qualified general contractor for Tenant’s Initial Construction. Landlord shall use reasonable efforts to review and approve (or provide comments on) the Construction Documents no later than ten (10) Business Days after submission (or such longer period as any special features of the proposed improvements may reasonably require).

B.3          Tenant Work Allowance. Landlord shall provide Tenant with an allowance for the costs (the “Allowance Costs”) of constructing Tenant’s Initial Construction in the Leased Premises for Tenant’s initial occupancy (including, without limitation, architectural and engineering fees with respect thereto and costs of cabling, conduits, consulting fees, and Tenant’s furniture, fixtures and equipment) in an amount not to exceed the Tenant Work Allowance set forth in the Basic Lease Information sheet; provided that no more than $10.00 per square foot of Net Rentable Area of the Tenant Work Allowance may be used for architectural and engineering fees and other so-called soft costs. All construction and design costs for the Leased Premises in excess of the Tenant Work Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.

The Tenant Work Allowance is sometimes referred to as the “Allowance.” The Allowance shall be disbursed as requisitioned by Tenant not more frequently than monthly, within thirty (30) days after requisition in accordance herewith. For each disbursement, Tenant shall submit a requisition package to Landlord, with an itemization of the costs being requisitioned, a certificate by an officer of Tenant that all such costs are Allowance Costs and have been incurred and paid for by Tenant, and appropriate back up documentation including, without limitation, lien releases (in a form reasonably approved by Landlord) and paid invoices and bills. If the total estimated cost of Tenant’s Initial Construction exceeds the Allowance, Landlord reserves the right to disburse each individual disbursement of the Allowance in the proportion that the Allowance bears to the total estimated cost of Tenant’s Initial Construction, and further reserves the right to withhold disbursement of the last ten percent (10%) of the Allowance until such time as the Tenant’s Initial Construction is completed, and Tenant has provided Landlord with a copy of the final certificate of occupancy for the Leased Premises and completed all construction-related requirements under the Lease. Tenant shall not be entitled to any unused portion of the Tenant Work Allowance that is not requisitioned within one (1) year after the Term Commencement Date. Landlord shall have no obligation to disburse any portion of the Tenant Work Allowance at any time when there exists a default under the Lease (provided that such disbursement shall be made promptly after the event or condition giving rise to such default has been corrected or cured by Tenant).

B.4          Tenant Work. Tenant’s Initial Construction and all Tenant Improvements in the Leased Premises shall be constructed by Tenant in accordance with, and subject to, the provisions of the Lease. Any structural work, to the extent (if any) required to reinforce portions of the floor of the Leased Premises for filing rooms or similar uses, shall be done with Landlord’s reasonable prior approval under Section 4.07, specifically including any Landlord requirements concerning access to adjacent tenant areas. Landlord shall not be responsible for any aspects of the design or construction of Tenant’s Initial Construction or other Tenant Improvements, the correction of any defects therein, or any delays in the completion thereof. Tenant shall pay to Landlord, subject to reimbursement from the Tenant Work Allowance, a construction supervision charge in the amount of two percent of the Tenant Work Allowance in respect of the administrative time and coordination work provided by Landlord’s construction management staff in connection with Tenant’s Initial Construction hereunder.

B.5          Early Access. After Landlord’s delivery of the Leased Premises under Section 2.01 of the Lease and prior to the Term Commencement Date, Tenant may enter the Leased Premises for the performance of Tenant’s Initial Construction commencing on the date that is the later of (i) Landlord’s approval of Tenant’s plans for Tenant’s Initial Construction, (ii) Landlord’s approval of Tenant’s Contractor, and (iii) Landlord’s receipt of copies of all necessary permits for Tenant’s Initial Construction. Such early access to the Leased Premises shall be on all of the terms and conditions of the Lease, except the obligation to pay Gross Rent. Without limiting the generality of the foregoing, Tenant shall be responsible for any third party fees or costs (such as after-hours security, freight elevator operators, and the like) associated with Tenant’s construction and move-in activities and reimburse Landlord for such fees and costs within thirty (30) days after invoice, and Tenant shall be responsible for any damage to the Leased Premises caused by Tenant or its employees, agents, contractors, subcontractors, material suppliers and laborers.

B.6          Common Corridor Work. Prior to the Rent Commencement Date, Landlord shall perform, at its sole cost and expense, the work necessary to extend the existing common corridor on the eleventh (11th) floor of the Building as shown on the attached fit plan, using Building standard materials and finishes.

EXHIBIT B-l

Minimum Information Required

Floor Plans Showing:

1.                                      Location and type of all partitions.

2.                                      Location and type of all doors - indicate hardware and provide keying schedule.

3.                                      Location and type of glass partitions, windows and doors - indicate framing if not Building Standard.

4.                                      Location of telephone equipment accompanied by an approval of the telephone company.

5.                                      Critical dimensions necessary for construction.

6.                                      Location of all Building Standard electrical items - outlets, switches, telephone outlets (Building Standard lighting will be determined by Landlord’s architect).

7.                                      Location and type of all non-Building Standard electrical items including lighting.

8.                                      Location and type of equipment that will require special electrical requirements. Provide manufacturer’s specifications for use and operation.

9.                                      Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load.

10.                               Requirements for special air conditioning or ventilation.

11.                               Type and color of floor covering.

12.                               Location, type and color or wall covering.

13.                               Location, type and color of Building Standard and non-Building Standard paint or finishes.

14.                               Location and type of plumbing.

15.                               Location and type of kitchen equipment.

Details Showing:

1.                                      All millwork with verified dimensions and dimensions of all equipment to be built in.

2.                                      Corridor entrance.

3.                                      Bracing or support of special walls, glass partitions, etc., if desired. If not included with the space plan, the Landlord’s architect will design all support or bracing required at Tenant’s expense.

EXHIBIT B-2

Building Standard Improvements

Building Standard Improvements shall consist of:

A.                                    Partitions

•                                          All walls to extend 6” above finished ceiling, except demising walls and those for conference rooms are to extend from slab to the deck above.

•                                          All walls to be insulated.

•                                          All walls to be constructed using 2½” metal studs 24” on center with one layer 5/8” gypsum board on each side.

•                                          All walls to be primed and painted with a sufficient number of coats of latex painted to achieve proper coverage.

B.                                    Doors and Hardware

•                                          Entrance: two (2) new, building-standard, 3’-0” W x 9’-0” H glass doors with building standard hardware, including door pull and magnetic lock. Card reader by Tenant, white or cream color.

•                                          Interior: full height, solid core, mahogany veneer doors with stained finish, with an anodized, aluminum frame, Rayco-style or equivalent, and lever handle mortise latch set hardware from the Schlage L series.

•                                          Back/Suite Egress: full height, solid core, mahogany veneer doors with split finish (stained on Tenant side to match interior and on multi-tenant corridor side to match other doors there) with welded, hollow metal frame, primed and painted black on common area side, and locking lever handle mortise latch set hardware from the Schlage L series.

C.                                    Millwork

•                                          Plastic Laminate: Wilson Art, Formica or equal.

•                                          Coat Closet: metal coat rod and paint-grade wood hat shelf.

D.                                    Glass & Glazing

•                                          Sidelights: ½” tempered glass with polished edges, clear silicone joints, bottom channel and clean top head detail in sheetrock soffit.

E.                                     Ceiling

•                                          2’ x 2’ x ¾” thick ceiling tile, Armstrong Ultima or the like, set in a 9/16” bolt-slot grid system with 1/8” reveal, Armstrong Silhouette XL or the like.

F.                                      Window Treatment

•                                          Horizontal aluminum one-inch, slat blinds for exterior windows.

G.                                    Lighting

•                                          Per Massachusetts energy code of one (1) watt per square foot.

•                                          2’ x 2’, direct/indirect, 2-lamp, florescent light fixture with anodized aluminum, perforated center basket or the like, with General Electric T-5 lamps.

H.                                   Switching

•                                          Per Massachusetts Energy code.

•                                          Sensorswitch occupancy sensor model WSD-PDT in white, or equivalent.

I.                                        Power

•                                          4 watts per square foot for plugs

•                                          Outlets: standard duplex receptacle is wall-mounted 120-volt, 20-amp, with white plastic cover plate, Leviton catalog #16352-W or equivalent. Outlet type for copier to be coordinated with Tenant.

•                                          Wiring: per code.

J.                                        Life Safety Systems

•                                          Sprinklers: per Massachusetts code. Building standard specification — flush ceiling mounted sprinkler heads, centered on ceiling tiles.

•                                          Manual fire alarm pull stations, audible (horn) and visible (strobe) fire alarm notification devices, and smoke detectors: per Massachusetts code and building standard specification — Simplex devices, speaker should be white.

•                                          Emergency Lighting: per code. See “Lighting” for building standard specification.

•                                          Exit Signs: per code. Building standard specification - edge lit, LED.

•                                          Spray Fireproofing: of exposed structural steel, as required, per code.

•                                          Fire Extinguisher: per code, with or without cabinet.

K.                                    Plumbing

•                                          ADA Single Bowl Sink: Elkay #LRAD-2219L (1 hole).

•                                          Faucet: Elkay LKE4160 with all accessories.

•                                          Water heaters should be equipped with leak detection and auto shutdown of cold water feed.

L.                                     Heating, Ventilating, Air Conditioning (HVAC)

•                                          Per Massachusetts code codes applicable to a building constructed in the late 1980’s and within the parameters of the base building infrastructure, and per layout.

•                                          Fan-powered terminal units (FPTU’s) should be specified to be Nailor with linear diffusers at perimeter and 2’x2’ diffusers for interior.

•                                          Supplemental Cooling and Exhaust Fans: by Tenant.

M.                                 Telecommunications & Data (Tel/Data)

•                                          By Tenant.

EXHIBIT C

Building Rules and Regulations

for Five Hundred Boylston (the “Building”)

1.                                      The sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed or used for any purpose other than ingress to and egress from Tenants’ respective leased premises, and for going from one part of the Building to another part.

2.                                      Plumbing fixtures shall be used only for their designated purpose, and no substances of any kind shall be deposited therein which they are not designed to handle. Damage to any such fixture resulting from misuse by any Tenant or its employees or invitees shall be repaired at the expense of such Tenant.

3.                                      Signs, advertisements, graphics, or notices visible in or from public corridors shall be subject to Landlord’s written approval. Nails, screws, and other attachments to the Building require prior written consent from Landlord. Upon the removal of sign, notice or graphic from a building door or public corridor the Tenant is responsible for returning the surface to its original condition.

4.                                      Landlord will provide and maintain an alphabetical directory board for all office tenants of the Building in accordance with each Tenant’s lease on the first floor (main lobby) of the Building, the size, design and location to be determined by Landlord. No other directory shall be allowed.

5.                                      All contractors and technicians rendering any installation service to tenants shall be subject to Landlord’s approval and supervision prior to performing services. This applies to all work performed in the Building, including, (but not limited to) installation of telephone, telegraph equipment and electrical devices, windows, ceilings, and any other physical portion of the Building.

6.                                      Movement in to, inside or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Landlord. All such movements shall be restricted to the Building’s freight elevators. Pre-arrangements with Landlord should be made regarding the time, method, and routing of movement, and tenants shall assume all risks of damages to articles moved and injury to persons or public resulting from such moves. Landlord shall not be liable for any acts or damages resulting from any such activity.

7.                                      Any damage to the Building by the movement of a Tenant’s property, or done by a Tenant’s property while in the Building, shall be repaired at such Tenant’s expense.

8.                                      Landlord shall have the power to reasonably prescribe the weight and position of safes and other heavy equipment, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord. In addition, Tenants shall obtain written approval of Landlord prior to installation or subsequent relocation of any safes or heavy equipment. Tenants shall be responsible for all costs associated with said installation or relocation, including, but not limited to engineering analysis and structural changes.

9.                                      All routine deliveries to the premises shall be made between the hours of 6:00 a.m. and 6:00 p.m. weekdays (other than holidays) unless other arrangements are approved in advance by the Building management office, and only shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons, unless an exception is approved by the Building management office. Courier use of passenger elevators shall be limited to Business Hours during Business Days unless otherwise approved by Landlord. Delivery hours are subject to change by Landlord. Tenants will adhere to any peak delivery restrictions implemented by the City of Boston. Delivery personnel/companies who do not adhere to building rules can be barred from the property by the Property Manager.

10.                               Corridor doors shall be kept closed.

11.                               Tenants shall cooperate with Landlord in maintaining their leased premises. Unless otherwise approved by Landlord office, Tenants shall not employ any person for the purpose of cleaning the leased premises other than the Building’s cleaning and maintenance personnel.

12.                               Deliveries of water, soft drinks, newspapers, or other such items to any Tenant’s leased premises shall be made only be suppliers approved by Landlord, and shall be restricted to hours established by Landlord and made by use of the freight elevators, if Landlord so directs.

13.                               Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about any Tenant’s leased premises.

14.                               Restaurants excluded, no cooking shall be done in any Tenant’s leased premises except in connection with convenience lunch room or beverage service for employees and guests (on a non-commercial basis). All permitted cooking shall be done in a manner which complies with all of the provisions of the Tenant’s lease and which does not produce fumes or odors. All cooking facilities shall be subject to approval of Landlord and must be approved by all applicable state and municipal authorities.

15.                               Food, soft drink or other vending machines shall not be placed within any Tenant’s leased premises without Landlord’s prior written consent.

16.                               No Tenant shall use or keep on its leased premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment. No Tenant shall use or keep any noxious gas or substances in its leased premises, or permit its leased premises to be used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other tenants or those having business therein. All equipment causing vibrations shall be isolated.

17.                               Office Tenants shall not tamper with or attempt to adjust temperature control thermostats in their leased premises. Landlord shall make adjustments in thermostats on call from Tenants.

18.                               Tenants shall comply with all requirements necessary for the security of their leased premises and the Building, including the use of service passes issued by Landlord for after-hours movement of office equipment/packages, and signing security register in Building lobby after hours.

19.                               Landlord will furnish each Tenant with a reasonable number of initial keys for entrance doors into its leased premises, and may charge for additional keys thereafter. All such keys shall remain the property of Landlord. No additional locks will be allowed on any door of any leased premises without Landlord’s prior written consent and Tenants shall not make any duplicate keys, except those provided by Landlord. Upon termination of this Lease, each Tenant shall surrender to Landlord all keys to its leased premises, and give to Landlord the combination of all locks for safes and vault doors, if any, in the leased premises.

20.                               Canvassing, peddling, soliciting and distribution of hand-bills in the Building are prohibited and each Tenant will cooperate to prevent these activities.

21.                               Tenants shall not make or permit any improper noises in the Building or otherwise interfere in any way with other Tenants or persons having business with them.

22.                               Landlord will not be responsible for lost or stolen personal property, money or jewelry from any Tenant’s leased premises or public areas, regardless of whether such loss occurs when such area is locked against entry or not.

23.                               Building emergency stairs shall only be used for emergency purposes.

24.                               Tenant will work with Landlord in informing and enforcing building delivery rules with Tenant’s delivery personnel, agents or invitees.

25.                               The building common areas including the garage and exterior are non-smoking areas. Tenants who permit smoking within their leased premises shall control the smoke and odor so it is not offensive or does not interfere with other building Tenants.

26.                               All Tenants will cooperate with Landlord and abide with local code in the testing and servicing of the Building life safety system.

27.                               Landlord reserves the right to modify or rescind any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the Tenants and their employees and their visitors. Such rules and regulations, when made and written notice given to a Tenant, shall be binding upon such Tenant as if originally herein prescribed.

EXHIBIT D

LETTER OF CREDIT REQUIREMENTS

The letter of credit shall be for the amount specified in the Lease to which this Exhibit is attached (as renewed, replaced, and/or reduced pursuant to the Lease or this Exhibit, the “Letter of Credit”). The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that either has an office in Boston, Massachusetts or New York City or permits draws to be made by overnight courier delivery, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of the Lease, (iii) shall be payable to Landlord or its successors in interest as the Landlord and shall be transferable to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, at no cost to Landlord or such transferee, (iv) shall be for an initial term of not less than one (1) year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least sixty (60) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, and (v) shall otherwise be in form and substance reasonably acceptable to Landlord. In the event that the issuer ceases to be reasonably acceptable to Landlord, due to a deterioration in its financial condition or change in status that threatens to compromise Landlord’s ability to draw on the Letter of Credit, then Tenant shall provide a replacement Letter of Credit satisfying the terms of this Exhibit within thirty (30) days after notice of such event. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date thirty (30) days after the last day of the Term.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount or any portion thereof if (a) Tenant shall fail to perform any of its obligations under this Lease after the expiration of any applicable notice and cure period (or fail to perform any of its obligations under the Lease and transmittal of a default notice or running of any cure period is barred or tolled by applicable law), or (b) not less than 30 days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Exhibit. Without limiting the generality of the foregoing, Landlord may, but shall not be obligated to, draw on the Letter of Credit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of this Lease in accordance with its terms, and/or any damages arising from any rejection of this Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant’s failure to pay. Any amount drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash security deposit under Section 4.17 of the Lease for the performance by Tenant of its obligations under the Lease. After any such application by Landlord of the Letter of Credit or security deposit, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained under the Lease, upon demand (it being understood that such reinstatement obligation shall take into account both the then undrawn amount of the Letter of Credit and any unapplied cash security deposit then held by Landlord). If Tenant is then in compliance with all of its obligations under the Lease, within thirty (30) days after the expiration or sooner termination of the Term the Letter of Credit and any security deposit, to the extent not applied, shall be returned to the Tenant, without interest.

In the event of a sale of the Building or lease, conveyance or transfer of the Building, Landlord shall transfer the Letter of Credit or security deposit to the transferee. Upon such delivery of the letter of credit or security deposit to the transferee, the transferring Landlord shall be released by Tenant from all liability for the return of such security, and Tenant agrees to look to the transferee solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to such a transferee. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance.

EXHIBIT E

CLEANING SPECIFICATIONS

A.                                    Daily Services — General (after 6:00 p.m. on Business Days)

1.              Empty trash cans.

2.              Dust all horizontal surfaces, desks, chairs, files, telephones, picture frames, etc. Computers will not be dusted.

3.              Damp wash and wipe dry plastic or Formica desktops free of papers.

4.              Clean and sanitize drinking fountains.

5.              Spot clean all windows glass, including lobby doors for fingerprints and smudges

6.              Dust mop and spot clean all tiled areas.

7.              Vacuum carpeted traffic areas daily, wall to wall once per week.

B.                                    Daily Services - Restrooms

1.              Remove trash and clean receptacles.

2.              Clean and sanitize lavatories, commodes, and urinals.

3.              Clean out corners and edges.

4.              Clean mirrors.

5.              Spot clean wall tile and partitions.

6.              Replenish supplies.

7.              Sweep floor.

8.              Mop and disinfect floor as necessary.

C.                                    Daily Services - Elevators

1.              Clean light lenses and replace burned out bulbs.

2.              Spot clean walls.

3.              Clean edges, corners, and tracks.

4.              Vacuum carpet.

D.                                    Daily Services - Street Level

1.              Sweep all marble and/or granite public areas.

2.              Clean all glass entrance ways and side panels.

3.              Empty all ash urns.

4.              Spot clean marble and/or granite walls.

5.              Dust all horizontal edges.

E.                                    Weekly Services - Stairways

1.              Sweep from top to bottom.

2.              Dust handrails and ledges.

3.              Dust lights between floors.

F.                                     Weekly Services - Marble/Granite Floors

1.              Mop and/or wash all public areas.

G.                                   Monthly Services - Tile Floors

1.              Clean and wash all traffic lanes and other “high wear” areas.

H.                                   Annual Services - General

1.              Clean inside of all exterior windows.

2.              Clean all fluorescent light fixture lenses.

3.              Wash down all restroom walls and partitions.

I.                                        Services as required

1.              Spot clean carpeted areas.

2.              Shampoo public areas outside tenant space.

3.              Damp mop all tile floors.

4.              Strip and recoat all tile floors.

J.                                      Services - Building Exterior

1.              Daily

a.                                      Police building perimeter for trash.

b.                                      Remove trash from tree wells and planters.

K.                                   Services - Day Crew

1.              Police and replenish supplies in all restrooms.

2.              Vacuum all passenger elevators twice each day.

3.              Clean and vacuum garage elevators.

4.              Clean all ash urns twice each day.

5.              Clean all glass entrance doors in main lobby.

6.              Dust mop and/or damp mop all marble and/or granite floors in main lobby once each day.

7.              Clean all windows on building perimeter at street level as needed.

8.              Clean service area, hallway, and dock area.

PARKING ADDENDUM

Tenant shall have the right to use in the garage located within the Building a total of two (2) parking spaces, which shall be for unreserved spaces. If Tenant relinquishes any of such parking rights during the Term, Tenant shall no longer have a right to the parking relinquished and may obtain future parking solely upon a space-available basis. Rates charged by Landlord or its operator for such parking shall be the prevailing market rate for reserved or unreserved parking spaces, as the case may be, in such location as established by Landlord or its operator from time to time. The current rates are $675 per space per month for reserved spaces and $430 per space per month for unreserved spaces. Tenant’s right to use of the parking shall be subject to (i) timely payment of the parking rate as established from time to time, (ii) such further rules and regulations as Landlord or its operator may establish from time to time, and (iii) all applicable laws, ordinances, rules and regulations. Any additional month to month parking spaces that Tenant may from time to time request shall be at the prevailing market rate and subject to availability in accordance with Landlord’s customary practices in managing the garage at the Building.

Tenant shall encourage these spaces to be used by Multi-rider vehicles. A 10% discount will be provided on monthly parking rates for all registered carpools and vanpools.

Landlord has the right to lease the parking area to a third party operator (the “Parking Lessee”), in which case such Parking Lessee shall succeed to the rights and benefits, and assume and be fully responsible for the performance of Landlord’s obligations under this Addendum. If Landlord leases the parking space to a Parking Lessee, (i) Tenant shall pay the Parking Lessee directly for the use of the parking spaces and (ii) all references to “Landlord” in this Addendum shall, unless the context indicates otherwise, be read to mean the “Parking Lessee.”